Exhibit 2.1

***Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VOLCANO CORPORATION,

VOLCALYPSO, INC.,

CRUX BIOMEDICAL, INC.,

SOLELY IN ITS CAPACITY AS THE

STOCKHOLDERS’ REPRESENTATIVE,

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AND,

SOLELY FOR PURPOSES OF SECTIONS 2.13(H) AND (I) AND SECTION 3.21,

DPD NEWCO, LLC

Dated as of December 1, 2012

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page

10.7	Governing Law	107

10.8	Consent to Jurisdiction	107

10.9	Rules of Construction	108

10.10	Assignment	108

10.11	No Waiver	108

-iv-

Exhibits

Exhibit A	Paying Agent and Escrow Agreement

Exhibit B	License Agreement

Exhibit C	Charter Amendment

Exhibit D-1	Crux Biomedical, Inc. Key Service Provider Bonus Plan

Exhibit D-2	Crux Biomedical, Inc. Key Service Provider Retention Plan

Exhibit E	Option Bonus Payments

INDEX OF DEFINED TERMS

Terms	Cross Reference in Agreement

280G Approval	7.3(i)(ii)

280G Waivers	7.3(i)(i)

382 Fees	Article I

510(k) Milestone	Article I

Accountant Fees	2.12(d)(i)

Acquisition Product Payout Amount	Section 2.13(i)

Acquisition Proposal	6.1(a)

Affiliate	Article I

Agreement	Preamble

Balance Sheet Date	3.4

Board of Directors and Boards of Directors	Recitals

Business Day	Article I

Carve Out Plans	Article I

-i-

Terms	Cross Reference in Agreement

Carve-Out Transaction	Article I

CE Mark	Article I

Certificate of Merger	2.2

Certificates	2.8(c)

Change in Control Payments	Article I

Charter Amendment	6.2

Claim Certificate	8.7(a)

Closing	2.2

Closing Balance Sheet	2.12(c)

Closing Date	2.2

Closing Merger Consideration	Article I

COBRA	Article I

Code	Article I

[…***…] Product	Article I

Commercial Failure	Article I

Commercial Sale	Article I

Commercially Reasonable Efforts	Article I

Company	Preamble

Company Balance Sheet	3.4

Company Capital Stock	Article I

Company Charter Documents	3.1(b)

***Confidential Treatment Requested

Terms	Cross Reference in Agreement

Company Common Stock	2.6(e)

Company Disclosure Letter	Article III

Company Employee Plan	Article I

Company Employees	6.6(a)

Company Indemnified Parties	6.7(a)

Company Intellectual Property	Article I

Company IP Contract	Article I

Company Material Contract	3.16(a)

Company Net Working Capital	Article I

Company Option Plan	Article I

Company Options	Article I

Company Participants	6.6(a)

Company Permits	3.9(b)

Company Preferred Stock	2.6(d)

Company Product and Company Products	Article I

Company Registered Intellectual Property	Article I

Company Securityholder	Article I

Company Stockholder	Article I

Company Warrants	Article I

Company Warrant Merger Consideration	2.7(d)(i)

Confidentiality Agreement	6.3(a)

Terms	Cross Reference in Agreement

Cover	Article I

Contract	3.2(a)

Cumulative Cash Sales	Article I

Current Assets	Article I

Current Liabilities	Article I

Delaware Law	Recitals

DGCL	2.3

Dissenting Shares	Article I

Distal Protection Device	Article I

DOL	Article I

DPD Buyer	2.13(h)(iii)

DPD Transaction	Article I

Effective Time	2.2

Embolization Device	Article I

Employee	Article I

Employee Agreement	Article I

Employment Taxes	Article I

Environmental Laws	3.15

Environmental Permits	3.15

ERISA	Article I

ERISA Affiliate	Article I

Terms	Cross Reference in Agreement

Escrow Agent	Article I

Escrow Amount	Article I

Escrow Fund	Article I

Escrow Release Amount	8.5

Escrow Termination Date	Article I

Estimated Change of Control Payments	2.12(a)

Estimated Closing Balance Sheet	2.12(a)

Estimated Closing Certificate	2.12(a)

Estimated Indebtedness	2.12(a)

Estimated Net Working Capital Amount	2.12(a)

Estimated Transaction Expenses	2.12(a)

Estimated Working Capital Deficit	2.12(a)

Estimated Working Capital Surplus	2.12(a)

Excess Surplus	2.12(d)(i)

Exchange Act	Article I

Exchange Fund	2.8(b)(vii)

Extension Consideration	2.13(h)(i)

FDA	3.9(b)

Federal Court	10.6

Filter	Article I

Filter 510(k)	Article I

v

Terms	Cross Reference in Agreement

Final Adjustment	Article I

Final Change of Control Payments	2.12(d)

Final Closing Balance Sheet	2.12(d)

Final Indebtedness	2.12(d)

Final Net Working Capital Amount	2.12(d)

Final NWC Deficit	2.12(d)(i)

Final NWC Surplus	2.12(d)(i)

Final Transaction Expenses	2.12(d)

Financial Statements	3.4

First Commercial Sale	Article I

First Milestone Period Revenue Share	2.13(a)(ii)(1)

First Milestone Period Revenues	2.13(a)(ii)(1)

Fogarty Royalty Agreement Amendment	Article I

Fourth Milestone Period Revenue Share.	2.13(a)(ii)(4)

Fourth Milestone Period Revenues	2.13(a)(ii)(4)

Full Commercial Launch	Article I

Fundamental Representations	Article I

GAAP	3.4

GLP Animal Study	Article I

Governmental Entity	3.3(c)

Governmental Order	Article I

Terms	Cross Reference in Agreement

Hazardous Materials	3.15

HSR Act	3.3(c)

include, includes, including	10.2(a)

Indebtedness	Article I

Indemnified Parties	Article I

Independent Accountant	Article I

Insurance Cap	6.7(b)

Intellectual Property	Article I

International Employee Plan	Article I

IP Representations	Article I

IRS	Article I

Key Employees	Article I

Knowledge	10.2(b)

Leased Real Property	3.13

Leases	3.13

Legal Requirements	3.2(d)

License Agreement	2.13(h)(i)

License Effective Date	2.13(h)(i)

Licensee	Article I

Lindholm Consulting Agreement	Article I

Liens	Article I

Terms	Cross Reference in Agreement

[…***…]	Article I

[…***…] Product	Article I

Losses	Article I

Material Adverse Effect	10.2(c)

Medical Device Directive	Article I

Merger	2.1

Merger Consideration	Article I

Merger Sub	Preamble

Milestone	2.13(a)

Milestone Consideration	2.13(a)

Milestone Payment	2.13(a)

Milestone Period	2.13(b)

Milestone Period Revenues	Article I

Multiemployer Plan	Article I

Necessary Consents	3.3(c)

One Licensee DPD Share	2.13(h)(ii)

Option Bonus Payments	Article I

Option Bonus Recipients	Article I

[…***…] Product	Article I

Outstanding Remaining Shares	Article I

Outstanding Series A Shares	Article I

***Confidential Treatment Requested

Terms	Cross Reference in Agreement

Outstanding Series B Shares	Article I

Outstanding Series C Shares	Article I

Outstanding Series D Shares	Article I

Parent	Preamble

Parent Change of Control	Article I

Parent Closing Balance Sheet	2.12(b)

Parent Closing Statement	2.12(b)

Parent ESPP	6.6(b)

Parent Plans	6.6(a)

Paying Agent	2.8(a)

Paying Agent and Escrow Agreement	Recitals

Payment Schedule	6.10

Pension Plan	Article I

Per Share Remaining Escrow Consideration	Article I

Per Share Remaining Extension Consideration	Article I

Per Share Remaining Milestone Consideration	Article I

Per Share Remaining Representative Fund Consideration	Article I

Per Share Series A Escrow Consideration	Article I

Per Share Series A Extension Consideration	Article I

Per Share Series A Milestone Consideration	Article I

Per Share Series A Representative Fund Consideration	Article I

Terms	Cross Reference in Agreement

Per Share Series B Escrow Consideration	Article I

Per Share Series B Extension Consideration	Article I

Per Share Series B Milestone Consideration	Article I

Per Share Series B Representative Fund Consideration	Article I

Per Share Series C Escrow Consideration	Article I

Per Share Series C Extension Consideration	Article I

Per Share Series C Milestone Consideration	Article I

Per Share Series C Representative Fund Consideration	Article I

Per Share Series D Adjustment Consideration	Article I

Per Share Series D Closing Consideration	Article I

Per Share Series D Escrow Consideration	Article I

Per Share Series D Extension Consideration	Article I

Per Share Series D Milestone Consideration	Article I

Per Share Series D Representative Fund Consideration	Article I

Permits	3.9(b)

Permitted Liens	Article I

Person	10.2(d)

PMDA	Article I

Pre-Closing Taxes	Article I

Priority Patent	Article I

Proposed Change of Control Payments	2.12(b)

x

Terms	Cross Reference in Agreement

Proposed Indebtedness	2.12(b)

Proposed Net Working Capital Amount	2.12(b)

Proposed Transaction Expenses	2.12(b)

Registered Intellectual Property	Article I

Related Party	3.19

Release	3.15

Remaining Escrow Consideration	Article I

Remaining Extension Consideration	Article I

Remaining Milestone Consideration	Article I

Remaining Preferred Escrow Consideration	Article I

Remaining Preferred Extension Consideration	Article I

Remaining Preferred Milestone Consideration	Article I

Remaining Preferred Representative Fund Consideration	Article I

Remaining Representative Fund Consideration	Article I

Representative Confidentiality Agreement	6.3(a)

Representative Reimbursement Amount	Article I

Representative Reimbursement Fund	Article I

Required Company Stockholder Approval	3.3(a)

Retrieval Device	Article I

Revenue Milestone Period	Article I

Revenue Share and Revenue Shares	Article I

Terms	Cross Reference in Agreement

Second Milestone Period Revenue Share	2.13(a)(ii)(2)

Second Milestone Period Revenues	2.13(a)(ii)(2)

Series A Escrow Consideration	Article I

Series A Extension Consideration	Article I

Series A Liquidation Percentage	Article I

Series A Liquidation Preference Amount	Article I

Series A Milestone Consideration	Article I

Series A Preferred Stock	2.6(b)

Series A Representative Fund Consideration	Article I

Series B Escrow Consideration	Article I

Series B Extension Consideration	Article I

Series B Liquidation Percentage	Article I

Series B Liquidation Preference Amount	Article I

Series B Milestone Consideration	Article I

Series B Preferred Stock	2.6(b)

Series B Representative Fund Consideration	Article I

Series C Escrow Consideration	Article I

Series C Extension Consideration	Article I

Series C Liquidation Percentage	Article I

Series C Liquidation Preference Amount	Article I

Series C Milestone Consideration	Article I

Terms	Cross Reference in Agreement

Series C Preferred Stock	2.6(b)

Series C Representative Fund Consideration	Article I

Series C Preferred Stock	2.6(b)

Series D Escrow Consideration	Article I

Series D Extension Consideration	Article I

Series D Liquidation Preference Amount	Article I

Series D Milestone Consideration	Article I

Series D Preferred Stock	2.6(a)

Series D Representative Fund Consideration	Article I

Shonin Approval	Article I

Stockholder Approval	Recitals

Stockholders’ Representative	8.6(a)

Stockholders’ Representative Expenses	8.6(b)

Subsidiary	3.1(c)

Surviving Corporation	2.1

TAVI	Article I

Target Net Working Capital	Article I

Tax, Taxes	3.7(a)

Tax Returns	3.7(b)(i)

Technical Failure	Article I

Third Milestone Period Revenue Share	2.13(a)(ii)(3)

Terms	Cross Reference in Agreement

Third Milestone Period Revenues	2.13(a)(ii)(3)

Third Party Claim	8.8(a)

Threshold Amount	8.3(b)

Total Acquisition Product Payout Amount	2.13(i)

Transaction Expenses	Article I

WARN Act	3.12(g)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 1, 2012, by and among Volcano Corporation, a Delaware corporation (“Parent”), Volcalypso, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), Crux Biomedical, Inc., a Delaware corporation (the “Company”), solely in its capacity as the Stockholders’ Representative (as defined in Section 8.6(a)), Shareholder Representative Services LLC, a Colorado limited liability company, and solely for purposes of Sections 2.13(h) and (i) and Section 3.21, DPD Newco, LLC, a Delaware limited liability company (“Newco”).

RECITALS

A.        The respective Boards of Directors of Parent, Merger Sub and the Company (the “Boards of Directors” and each, a “Board of Directors”) have deemed it advisable and in the best interests of their respective corporations and stockholders that Merger Sub and the Company consummate the business combination and other transactions provided for herein in order to advance their respective long-term strategic business interests.

B.        The respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of the laws of the State of Delaware (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 2.1).

C.        Within 24 hours following the execution and delivery of this Agreement, stockholders of the Company representing the requisite number of shares of the Company Preferred Stock and Company Common Stock (as defined in Section 2.6(d) and 2.6(e), respectively), voting as separate classes will, through an action by a written consent (the “Stockholder Approval”), adopt this Agreement.

D.        Parent, the Stockholders’ Representative and the Escrow Agent (as defined in Article I) shall enter into a paying agent and escrow agreement substantially in the form attached hereto as Exhibit A (with such changes as the Escrow Agent may reasonably request, the

“Paying Agent and Escrow Agreement”), pursuant to which a portion of the aggregate Merger Consideration (as defined in Article I) shall be placed in an escrow account to satisfy and secure the obligations set forth in Article VIII.

E.         Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following terms have the following meanings:

(a)      “382 Fees” shall mean all fees and expenses relating to the preparation and analysis of calculations and information in reasonable detail and supporting documents determining (i) the dates on which the Company has undergone ownership changes (as defined in Section 382 of the Code) through and including the Closing Date and (ii) the Section 382 limitation (as defined by Section 382(b) of the Code) applicable to each such ownership change, including the amount of addition to such limitation after applying Notice 2003-65.

(b)      “510(k) Milestone” shall mean the written clearance by the FDA of a 510(k) notification that is originally submitted by the Surviving Corporation after the Closing and on or before June 30, 2013 for a Retrieval Device for the commercial sale of such Retrieval Device in the United States. For purposes of this definition, the 510(k) notification shall be deemed to be submitted on the date on which the Surviving Corporation deposits, or causes to be deposited, in the U.S. mail or with a third party courier service, the 510(k) notification for delivery to the FDA.

(c)      “Affiliate” shall mean, with respect to any Person, any individual or entity controlling, controlled by, or under common control with such Person.

(d)      “Business Day” shall mean any day that is not Saturday or Sunday or other day on which banks are required or authorized by law to close in New York, New York or San Francisco, California.

(e)      “Carve Out Participants” shall mean the participants in the Carve Out Plans.

(f)      “Carve Out Plan Payments” shall mean payments made pursuant to the terms of the Carve Out Plans (including, for clarity, the amount of any Outstanding Loan Balances (as defined in the Crux Biomedical, Inc. Key Service Provider Retention Plan)).

(g)      “Carve Out Plans” shall mean the Crux Biomedical, Inc. Key Service Provider Bonus Plan and Crux Biomedical, Inc. Key Service Provider Retention Plan each dated as of the date hereof and attached hereto as Exhibit D-1 and Exhibit D-2 respectively.

(h)      “Carve-Out Transaction” shall mean any transaction (including a sale of assets, merger, sale of stock or other equity interests), other than a Parent Change of Control, pursuant to which the ownership of all or substantially all of the Company Products and the Intellectual Property therein are sold to or acquired by, directly or indirectly, a Person other than Parent or a Subsidiary of Parent.

(i)      “Change in Control Payments” shall mean the payments made or to be made by the Company under any retention or transaction bonus or other payment or fee that becomes payable to Company employees, officers, directors and/or Company contractual partners (landlords, customers, vendors, suppliers, licensors, etc.) by virtue of, or in connection with (which, for the sake of clarity, includes, without limitation, any amounts which may become due pursuant to any related “double trigger” agreement), the Merger (including any severance payments and COBRA payments or reimbursement payable to Mel Schatz under his employment agreement or separation and release agreement with the Company (including because of operation of any “double trigger” provision) in connection with the Merger, but excluding the amounts payable pursuant to the Lindholm Consulting Agreement and the Carve Out Plan Payments), plus the amount of any Employment Taxes payable with respect to any of the foregoing payments.

(j)      “Closing Merger Consideration” shall mean $36,000,000 plus the Estimated Working Capital Surplus (if any) minus the Escrow Fund minus the Representative Reimbursement Amount minus the Carve Out Plan Payments.

(k)      “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

(l)      “Code” shall mean the Internal Revenue Code of 1986, as amended.

(m)      “[…***…] Product” shall mean […***…].

***Confidential Treatment Requested

(n)      “Commercial Failure” shall mean, with respect to any Company Product, that a material change has occurred in market conditions for such Company Product that was not reasonably anticipated by Parent as of the Effective Date and that renders it commercially unreasonable for Parent or the Surviving Corporation or any DPD Buyer or Acquiring Entity, as applicable, to pursue development or commercialization of such Company Product using Commercially Reasonable Efforts. For purposes of this definition, any elimination of reimbursement, or material reduction in the reimbursement rate, associated with the Current Procedural Terminology coding covering any Company Product published by the American Medical Association, the Healthcare Common Procedure Coding System codes covering any Company Product published by the Centers for Medicare & Medicaid Services, or any similar or successor coding systems, shall be deemed a material change.

(o)      “Commercial Sale” shall mean, subject to the remainder of this definition, with respect to any Company Product or […***…] Product, the sale by Parent or its Affiliates or any Licensee of any Company Product or […***…] Product to any third party. Commercial Sales shall not include any sales of any Company Product or […***…] Product among Parent, its Affiliates or Licensees or any combination thereof. For clarity, Commercial Sale shall not include any sale, assignment or transfer of any Company Products or […***…] Products to any party for use in a clinical trial or any Parent sponsored study, registry or other post-marketing trial with respect to which Parent, any applicable Affiliate or any applicable Licensee receives no cash proceeds for the transfer of the Company Products or […***…] Products in connection therewith or for their use therein.

(p)      “Commercially Reasonable Efforts” shall mean, with respect to the efforts and resources to be expended, or considerations to be undertaken, by Parent with respect to the Milestones and any objective, activity or decision to be undertaken hereunder in connection therewith, such reasonable, good faith efforts and resources to accomplish such Milestones, objective, activity or decision as a medical device company of a similar size and with similar revenues as Parent would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the development, manufacture, seeking and obtaining regulatory approval, or commercialization of any product or product candidate, such efforts and resources shall be consistent with those efforts and resources commonly used by such a medical device company under similar circumstances for a similar product or product candidate owned by it, or to which it has similar rights, which product or product candidate is at a similar stage in its development or product life and is of similar market potential taking into account all relevant factors, including: (i) issues of efficacy, safety, and expected and actual approved instructions for use, (ii) the expected and actual competitiveness of alternative products sold by third parties in the marketplace, (iii) the expected and actual product performance, (iv) the expected and actual patent and other proprietary position of the product(s) or product candidate(s), (v) the likelihood and difficulty of obtaining

***Confidential Treatment Requested

regulatory approval given the regulatory structure involved, (vi) pending, actual or threatened legal proceedings with respect to the product(s) or product candidate(s), (vii) input from regulatory experts and any guidance or developments from the FDA, PMDA or similar Governmental Entity affecting the data required in order to obtain 510(k) clearance, Shonin Approval or similar clearance from or approval by a Governmental Entity, (viii) the expected and actual profitability and return on investment of the product(s) or product candidate(s) taking into consideration, among other factors (x) third party costs and expenses incurred in the development of such product, (y) royalty, milestone and other payments owed based on the commercialization of such product (but not taking into account any amounts owed under this Agreement), and (z) expected and actual pricing and reimbursement relating to the product(s) or product candidate(s).

(q)      “Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock.

(r)      “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control payments, termination pay, commission pay, incentive or bonus pay, retention pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is currently maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans.

(s)      “Company Intellectual Property” shall mean all Intellectual Property owned by, purported to be owned by, or which the Company has valid rights to use.

(t)      “Company IP Contract” shall mean any Contract to which the Company is a party and pursuant to which (A) the Company has granted a license (including any sublicense) under Company Intellectual Property to any third Person, or any option with respect thereto or (B) any third Person has granted a license (including any sublicense) to the Company under any Company Intellectual Property; provided that Company IP Contracts shall not include (I) “shrink wrap” and similar off-the-shelf software licenses or (II) other agreements and licenses ancillary to the purchase or use of equipment, reagents or other materials.

(u)      “Company Net Working Capital” shall mean (i) the Current Assets of the Company less (ii) Current Liabilities of the Company, in each case, as of the close of business on the last Business Day prior to the Closing.

(v)        “Company Option Plan” shall mean the Crux Biomedical, Inc. 2005 Stock Plan.

(w)        “Company Options” shall mean all outstanding options to purchase or otherwise acquire shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Option Plan, or pursuant to any individual stock option agreement (other than the Company Warrants).

(x)        “Company Product” shall mean each of any Filter, any Retrieval Device, any Distal Protection Device, and any Embolization Device, and “Company Products” shall mean all of them collectively or in any combination.

(y)        “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

(z)        “Company Securityholder” shall mean a holder of Company Capital Stock and/or Company Warrants as of immediately prior to the Effective Time.

(aa)        “Company Stockholder” shall mean a holder of Company Capital Stock as of immediately prior to the Effective Time, including a holder of Company Capital Stock pursuant to the exercise of Company Options immediately prior to the Effective Time.

(bb)        “Company Warrants” shall mean any warrant to acquire shares of Series B Preferred Stock outstanding immediately prior to the Effective Time.

(cc)        “Cover” means, with respect to any Company Product, the manufacture, use, sale, offering for sale or importation of such Company Product would infringe a claim of a Priority Patent at the time thereof. “Covered” and “Covering” shall have their correlative meanings.

(dd)        “Cumulative Cash Sales” shall mean revenues, calculated in accordance with GAAP in U.S. dollars, from Commercial Sales of the Company Products and […***…] Products plus, […***…], less […***…]. Notwithstanding the foregoing, with respect to a […***…] Product, the Cumulative Cash Sales shall be calculated by […***…]

***Confidential Treatment Requested

[…***…].

(ee)        “Current Assets” shall mean the cash (including cash received by the Company in connection with the exercise of Company Options or Company Warrants upon or prior to the Effective Time), accounts receivable (less allowances for doubtful accounts), inventory (less reserves for obsolete or excess inventory), deposits and prepaid Taxes and expenses, but excluding deferred tax assets, determined in accordance with GAAP consistently applied; provided, however, that fifty percent (50%) of the amount of any Option Bonus Payments (which payments shall be made by the Company prior to the Closing in accordance with the requirements of Section 7.3(h)) that are not used by Option Bonus Recipients to exercise Company Options upon or prior to the Effective Time shall be credited to the amount of cash included in Current Assets.

(ff)        “Current Liabilities” shall mean accounts payable, wages and Employment Taxes payable (including Employment Taxes incurred by the Company as a result of the exercise of any Company Options, the payment of the Option Bonus Payments or the payment of the Carve Out Plan Payments) and accrued expenses, customer prepayments, deferred revenue, and other Taxes payable, determined in accordance with GAAP consistently applied; provided, however, that Current Liabilities shall not include any Transaction Expenses, Indebtedness, Change in Control Payments or Option Bonus Payments.

(gg)        “Dissenting Shares” shall mean any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal or dissenters rights for such shares in accordance with Section 262 of the DGCL or, if applicable, Chapter 13 of the California Corporations Code and has not effectively withdrawn or lost such appraisal or dissenters rights.

(hh)        “Distal Protection Device” shall mean any distal protection device for use in cardiovascular procedures (including without limitation TAVI and thoracic endovascular aortic repair) that (i) utilizes any portion of the Company Registered Intellectual Property

***Confidential Treatment Requested

identified in Section 3.8(a) of the Company Disclosure Letter or is Covered by any Priority Patent, (ii) is used to capture and remove embolic debris dislodged during such cardiovascular procedures, and (iii) includes one or more filtering elements designed to prevent embolic debris from entering the cerebral vascular system.

(ii)        “DOL” shall mean the Department of Labor.

(jj)        “DPD Transaction” shall mean any transaction (including a sale of assets, merger, sale of stock or other equity interests), other than a Parent Change of Control or Carve-Out Transaction, pursuant to which the ownership of, or an exclusive license under, all or substantially all of each Distal Protection Device and the related Intellectual Property owned or controlled by Parent and its Subsidiaries are sold to, granted to, or acquired by, directly or indirectly, a Person other than Parent or a Subsidiary of Parent.

(kk)        “Embolization Device” shall mean any embolization device that (i) utilizes any portion of the Company Registered Intellectual Property identified in Section 3.8(a) of the Company Disclosure Letter or is Covered by any Priority Patent and (ii) is used to selectively occlude blood vessels to prevent hemorrhage or blood flow to tumors or other fibrous or diseased tissue.

(ll)        “Employee” shall mean any current or former or retired employee, consultant, independent contractor or director of the Company or any ERISA Affiliate. For the avoidance of doubt, nothing in this Agreement shall be deemed to give any Person any claim to be treated as an employee of the Company.

(mm)    “Employee Agreement” shall mean each employment, severance, change of control, consulting, individual independent contractor, incentive or bonus, commission, retention, relocation, or other agreements or contract between the Company or any ERISA Affiliate and any Employee (other than those agreements, contracts or understandings that are terminable by the Company or any ERISA Affiliate on no more than forty-five (45) days notice without liability or financial obligation to the Company or any ERISA Affiliate that exceeds $1,000).

(nn)      “Employment Taxes” shall mean the employer portion of any payroll or employment Taxes due and payable with respect to any compensatory payments made in connection with this Agreement including, but not limited to, any Change in Control Payments, and the Carve Out Plan Payments, and payroll or employment Taxes incurred by the Company as a result of the exercise of any Company Options, provided that “Employment Taxes” for purposes of this Agreement shall be the employer portion of any payroll or employment Taxes due with respect to such compensatory payments made prior to, on or in connection with, or after the Closing but shall only include fifty percent (50%) of the employer portion of any payroll or employment Taxes due with respect to any such compensatory payments made after the Closing that is not in respect of any Closing Merger Consideration (including, but not limited to, payments made in connection with any Milestone Payment or Extension Consideration), and the remaining fifty percent (50%) shall be the responsibility of Parent and shall not reduce the Merger Consideration payable under this Agreement.

(oo)        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(pp)        “ERISA Affiliate” shall mean any individual or entity controlling, controlled by or under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(qq)        “Escrow Agent” shall mean Capital One, N.A., or any successor as determined in accordance with the Paying Agent and Escrow Agreement.

(rr)        “Escrow Amount” shall mean $3,600,000 plus ten percent (10%) of the Transaction Expenses paid by Parent at the Closing (not to exceed $310,000).

(ss)        “Escrow Fund” shall mean the Escrow Amount held by the Escrow Agent in accordance with this Agreement and the Paying Agent and Escrow Agreement.

(tt)        “Escrow Termination Date” shall mean the date that is twelve (12) months following the Closing Date.

(uu)        “Ex-US Distal Launch” shall mean the date on which Commercial Sales of any Distal Protection Device outside of the United States results in Cumulative Cash Sales for such Distal Protection Device equaling or exceeding […***…].

(vv)        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(ww)        “Filter” shall mean any inferior vena cava filter device designed to prevent pulmonary embolism that utilizes any portion of the Company Registered Intellectual Property identified in Section 3.8(a) of the Company Disclosure Letter or is Covered by any Priority Patent, including without limitation the filter device that is the subject of the Filter 510(k), under the trade/device name Crux Vena Cava Filter System. For the avoidance of doubt, “Filter” shall not include any mega cava filter device.

(xx)        “Filter 510(k)” shall mean the Department of Health and Human Services, Food and Drug Administration clearance letter referenced as Re: K120402.

***Confidential Treatment Requested

(yy)      “Final Adjustment” shall be equal to the sum of: (i) any amount owed to Parent pursuant to Section 2.12(d)(i) (to the extent not recovered from the Escrow Fund), (ii) the Final Indebtedness, (iii) the Final Transaction Expenses, (iv) the Final Change of Control Payments, and (v) to the extent not released from the Escrow Fund to Parent pursuant to Section 8.5, the 382 Fees (providing such amount, when aggregated with any amount released from the Escrow Fund for 382 Fees, does not exceed $[…***…]).

(zz)      “First Commercial Sale” shall mean, with respect to a Company Product, the first Commercial Sale in a country after the governing health regulatory authority of such country has granted regulatory approval permitting sales of such Company Product in such country, to the extent such regulatory approval is required in such country.

(aaa)      “Full Commercial Launch” shall mean, subject to the remainder of this definition, (i) with respect to any Filter, the first date after First Commercial Sale on which Cumulative Cash Sales of any and all Filters first exceed […***…].

(bbb)      “Fundamental Representations” shall mean the representations and warranties set forth in Section 3.1 (Organization; Standing and Power; Charter Documents; Subsidiaries), Section 3.2 (Capital Structure), Section 3.3(a) (Authority; Non-Contravention; Necessary Consents), Section 3.11 (Brokers’ and Finders’ Fees; Fees and Expenses), Section 3.21(a) (Organization; Standing and Power), Section 3.21(b) (Capitalization), and Section 3.21(c)(i) (Authority).

(ccc)      “Governmental Order” shall mean any ruling, award, subpoena, order, judgment, injunction or decree issued, promulgated or entered by any Governmental Entity.

(ddd)      “Indebtedness” shall mean, with respect to any Person, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for borrowed money, (ii) amounts owing as deferred purchase price for property, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) commitments or obligations by which such Person assures a creditor against Loss (including

***Confidential Treatment Requested

contingent reimbursement obligations with respect to letters of credit), (v) indebtedness secured by a Lien (other than Permitted Liens) on any assets and properties of such Person, (vi) obligations to repay deposits or other amounts advanced by and owing to third parties, (vii) obligations under any interest rate, currency or other hedging agreement, or (viii) guarantees, to the extent payable, with respect to any indebtedness, obligations, claim or liability of any other Person of a type described in clauses (i) through (vii) above. Indebtedness shall not, however, include any Current Liabilities, including accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice, and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business. Further, Indebtedness shall not include Transaction Expenses, including any amounts payable to accountants, legal advisors or the brokers named in Section 3.11, or Change in Control Payments.

(eee)        “Indemnified Parties” shall mean Parent and its Affiliates, including the Surviving Corporation, and their respective officers, directors, managers, members, general partners, limited partners, stockholders, employees, agents, representatives, successors and permitted assigns.

(fff)        “Independent Accountant” means KPMG LLP or such other independent accounting firm of international reputation selected by Parent and the Stockholders’ Representative.

(ggg)        “Intellectual Property” shall mean all intellectual property, regardless of form, including any or all of the following and all rights in, arising out of, or associated therewith: (A) all patents and applications therefor anywhere in the world (whether national, international or otherwise) and including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all trade secrets and information that is not generally known, including designs, know-how, methods, processes, prototypes, systems and techniques; (C) all copyrights, copyrights registrations and applications therefor, published and unpublished works of authorship, and all other rights corresponding to the foregoing throughout the world; and (D) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world.

(hhh)        “International Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded with respect to which the Company or any ERISA Affiliate will or may have any liability and which: (i) is mandated by a government other than the United States, (ii) is not subject to United States law, or (iii) has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, for the benefit of Employees who perform services outside the United States.

(iii)        “IP Representations” shall mean the representations and warranties in Section 3.8 (Intellectual Property).

(jjj)        “IRS” shall mean the Internal Revenue Service.

(kkk)     “Key Employees” shall mean Mel Schatz, Eric Johnson, Murli Srinivasan and Michael Nketiah.

(lll)        “Licensee” shall mean any third party (other than an Affiliate of Parent) to whom Parent or an Affiliate of Parent has granted the right, directly or indirectly, to sell any Company Product to end users or consumers, provided that Licensee shall exclude wholesalers and resellers of such Company Product and shall exclude such third parties who are end users or consumers of such Company Product.

(mmm)   “Liens” shall mean all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

(nnn)     “Lindholm Consulting Agreement” shall mean the Consulting Agreement dated March 1, 2011, as amended on December 1, 2012, between the Company and Randy Lindholm.

(ooo)     “[…***…] Discount” shall mean, with respect to any Commercial Sale of a […***…] Product […***…] during the […***…] month period […***…] of such […***…].

(ppp)     “[…***…] Product” shall mean, as measured on […***…]

***Confidential Treatment Requested

[…***…] during the […***…] month period […***…] during the […***…] month period […***…].

(qqq)      “Losses” shall mean all losses, liabilities, Taxes, damages, costs and expenses (including reasonable attorneys’ fees and expenses), whether or not due to a third party claim.

(rrr)        “Merger Consideration” shall mean the Closing Merger Consideration, as adjusted pursuant to Section 2.12 and taking into account any Final Adjustment, plus the Carve Out Plan Payments made pursuant to Section 2.8(b)(iv) plus any amount released from the Escrow Fund to the Company Securityholders and Carve Out Participants plus any amount released from the Representative Reimbursement Fund to the Company Securityholders and Carve Out Participants plus any Milestone Consideration (or a payment in lieu thereof pursuant to Section 2.13(i)(1)) that becomes payable to the Company Securityholders and Carve Out Participants pursuant to Section 2.13 plus the Extension Consideration that becomes payable to the Company Securityholders and Carve Out Participants (if any).

(sss)        “Milestone Period Revenues” shall mean the First Milestone Period Revenues, the Second Milestone Period Revenues, the Third Milestone Period Revenues and the Fourth Milestone Period Revenues.

(ttt)        “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(uuu)      “Option Bonus Payments” means the amounts set forth on Exhibit F which are required to be paid by the Company to the Option Bonus Recipients prior to the Effective Time as further provided in Section 7.3(h).

(vvv)      “Option Bonus Recipients” means the individuals listed on Exhibit F.

(www)      “[…***…] Product” means any imaging modality product that is not a Company Product.

***Confidential Treatment Requested

(xxx) “Outstanding Remaining Shares” shall mean, without duplication, the sum of the total number of (i) shares of Company Common Stock outstanding as of immediately prior to the Effective Time, (ii) shares of Company Common Stock issuable upon conversion of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock immediately prior to the Effective Time, (iii) shares of Company Common Stock issued upon exercise of the Company Options, and (iv) the shares of Company Common Stock (including shares of Company Common Stock into which any Company Preferred Stock underlying Company Warrants is convertible) issued or issuable upon exercise of the Company Warrants immediately prior to the Effective Time (in each case, with respect to any exercises or conversions into Company Common Stock or Company Preferred Stock that are to be effective immediately prior to or simultaneous with the Merger (other than the conversion of the Company Capital Stock into the right to receive the Merger Consideration or the same with respect to warrants) being given effect) but only to the extent the holder of any such Company Warrant made a written election to exercise or otherwise convert such Company Warrant in exchange for Merger Consideration prior to the Effective Time.

(yyy) “Outstanding Series A Shares” shall mean shares of Series A Preferred Stock outstanding as of immediately prior to the Effective Time.

(zzz) “Outstanding Series B Shares” shall mean shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time or issued or issuable upon exercise of the Company Warrant but only to the extent the holder of any such Company Warrant made a written election to exercise or otherwise convert such Company Warrant in exchange for Merger Consideration prior to the Effective Time.

(aaaa) “Outstanding Series C Shares” shall mean shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time.

(bbbb) “Outstanding Series D Shares” shall mean shares of Series D Preferred Stock outstanding as of immediately prior to the Effective Time.

(cccc) “Parent Change of Control” means (A) the sale, lease, exchange, transfer, license, disposition or acquisition from Parent and its Subsidiaries of any business or businesses or assets that constitute or account for 50% or more of the assets of the Parent and its Subsidiaries, taken as a whole (either as measured by the fair market value thereof or by revenues on a consolidated basis attributable thereto), (B) any merger, consolidation, amalgamation, share exchange, business combination, recapitalization or other similar transaction in which Parent or any of its Subsidiaries is a constituent corporation and which would result in a third party acquiring record or beneficial ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of Parent or any resulting parent company of Parent or its parent company (if Parent is a surviving corporation) or resulting company or its parent company (if Parent is not a surviving corporation), (C) any issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (y) in which a Person or “group” (as defined in the Exchange Act, and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of Parent, or (z) in which Parent issues securities representing more than 50% of the outstanding securities of any class of voting securities of Parent to any Person or “group” (as defined in the Exchange Act) of Persons or (D) any liquidation or dissolution of Parent.

(dddd)  “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(eeee)   “Per Share Remaining Escrow Consideration” shall mean, with respect to any funds released to the Company Securityholders from the Escrow Fund (if any and from time to time), the Remaining Escrow Consideration divided by the Outstanding Remaining Shares.

(ffff)      “Per Share Remaining Extension Consideration” shall mean, with respect to any Extension Consideration, the Remaining Extension Consideration divided by the Outstanding Remaining Shares.

(gggg)  “Per Share Remaining Milestone Consideration” shall mean, with respect to any Milestone Payment made (if any), the Remaining Milestone Consideration divided by the Outstanding Remaining Shares.

(hhhh)  “Per Share Remaining Representative Fund Consideration” shall mean, with respect to any funds released to the Company Securityholders from the Representative Reimbursement Fund (if any and from time to time), the Remaining Representative Fund Consideration divided by the Outstanding Remaining Shares.

(iiii)      “Per Share Series A Escrow Consideration” shall mean, with respect to any funds released to the Company Securityholders from the Escrow Fund (if any and from time to time), the Series A Escrow Consideration divided by the number of Outstanding Series A Shares.

(jjjj)     “Per Share Series A Extension Consideration” shall mean, with respect to any Extension Consideration, the Series A Extension Consideration divided by the number of Outstanding Series A Shares.

(kkkk) “Per Share Series A Milestone Consideration” shall mean, with respect to any Milestone Payment made (if any), the Series A Milestone Consideration, divided by the number of Outstanding Series A Shares.

(llll)    “Per Share Series A Representative Fund Consideration” shall mean, with respect to any funds released to the Company Securityholders from the Representative Reimbursement Fund (if any and from time to time), the Series A Representative Fund Consideration, divided by the number of Outstanding Series A Shares.

(mmmm)        “Per Share Series B Escrow Consideration” shall mean, with respect to any funds released to the Company Securityholders from the Escrow Fund (if any and from time to time), the Series B Escrow Consideration, divided by the number of Outstanding Series B Shares.

(nnnn) “Per Share Series B Extension Consideration” shall mean, with respect to any Extension Consideration, the Series B Extension Consideration divided by the number of Outstanding Series B Shares.

(oooo) “Per Share Series B Milestone Consideration” shall mean, with respect to any Milestone Payment made (if any), the Series B Milestone Consideration, divided by the number of Outstanding Series B Shares.

(pppp) “Per Share Series B Representative Fund Consideration” shall mean, with respect to any funds released to the Company Securityholders from the Representative Reimbursement Fund (if any and from time to time), the Series B Representative Fund Consideration, divided by the number of Outstanding Series B Shares.

(qqqq) “Per Share Series C Escrow Consideration” shall mean, with respect to any funds released to the Company Securityholders from the Escrow Fund (if any and from time to time), the Series C Escrow Consideration, divided by the number of Outstanding Series C Shares.

(rrrr)    “Per Share Series C Extension Consideration” shall mean, with respect to any Extension Consideration, the Series C Extension Consideration divided by the number of Outstanding Series C Shares.

(ssss)    “Per Share Series C Milestone Consideration” shall mean, with respect to any Milestone Payment made (if any), the Series C Milestone Consideration, divided by the number of Outstanding Series C Shares.

(tttt)      “Per Share Series C Representative Fund Consideration” shall mean, with respect to any funds released to the Company Securityholders from the Representative Reimbursement Fund (if any and from time to time), the Series C Representative Fund Consideration, divided by the number of Outstanding Series C Shares.

(uuuu)     “Per Share Series D Adjustment Consideration” shall mean the amount payable pursuant to Section 2.12(d)(ii) (if any), divided by the number of Outstanding Series D Shares.

(vvvv) “Per Share Series D Closing Consideration” shall mean the Closing Merger Consideration, divided by the number of Outstanding Series D Shares.

(wwww)        “Per Share Series D Escrow Consideration” shall mean, with respect to any funds released to the Company Securityholders from the Escrow Fund (if any and from time to time), the Series D Escrow Consideration divided by the number of Outstanding Series D Shares.

(xxxx) “Per Share Series D Extension Consideration” shall mean, with respect to any Extension Consideration, the Series D Extension Consideration divided by the number of Outstanding Series D Shares.

(yyyy) “Per Share Series D Milestone Consideration” shall mean, with respect to any Milestone Payment made (if any), the Series D Milestone Consideration, divided by the number of Outstanding Series D Shares.

(zzzz) “Per Share Series D Representative Fund Consideration” shall mean, with respect to any funds released to the Company Securityholders from the Representative Reimbursement Fund (if any and from time to time), the Series D Representative Fund Consideration, divided by the number of Outstanding Series D Shares.

(aaaaa) “Permitted Liens” shall mean (i) restrictions imposed by applicable securities laws, and (ii) (A) Liens for Taxes and other similar governmental charges and assessments which are not yet delinquent or Liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established and set forth in the Financial Statements in accordance with GAAP applied on a consistent basis; (B) Liens against the interest of the landlord of any real property leased or subleased by the Company that are not caused by the Company and do not adversely affect the Company’s use of such real property or otherwise impair the Company’s business operations at or relating to such real property; (C) statutory Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums as to which the Company is not in default of the underlying obligation; and (D) Liens that do not materially interfere with the use or operation of the property subject thereto.

(bbbbb)        “PMDA” shall mean the Pharmaceuticals and Medical Devices Agency, an administrative agency under the control of the Ministry of Health Labor and Welfare of Japan.

(ccccc) “Pre-Closing Taxes” shall mean any Tax imposed on the Company for (i) all taxable periods ending on or before the Closing Date and (ii) the portion of any taxable period through the end of the Closing Date in the case of a taxable period that includes (but does not end on) the Closing Date. In the case of a taxable period described in clause “(ii),” Taxes shall be treated as attributable to the portion of such period through the Closing Date (a) in the case of Taxes measured by income or receipts, based on an interim closing of the books as of the close of business on the Closing Date, and (b) in the case of other Taxes, based on the proportion of the Taxes for the entire such period that equals the ratio of the number of days from the start of such period through the Closing Date to the entire number of days in such period. In addition, and for the avoidance of doubt, “Pre-Closing Taxes” include Employment Taxes.

(ddddd)            “Priority Patent” shall mean (1) any patent applications claiming priority to either a patent application within the Company Registered Intellectual Property identified in Section 3.8(a) of the Company Disclosure Letter or any application from which any patents within such Company Registered Intellectual Property issued, including without limitation any continuations, continuations in part, divisions, and (2) any patents issuing from any of the applications described in (1) (including the patent applications within such Company Registered Intellectual Property), including any reissues, extensions, renewals and supplementary protection certificates thereon, and (3) any corresponding foreign patents issued on any of the foregoing. For purposes of clarity, a Priority Patent shall not include any patent or patent application owned by Parent or its Affiliates prior to the Closing, any patent or patent application owned by a third party, or any patent or patent application acquired by Parent or its Affiliates (including the Surviving Corporation) from a third party following the Closing.

(eeeee) “Registered Intellectual Property” shall mean any and all of the following anywhere in the world: (A) patents and patent applications (including provisional applications); (B) registered trademarks and applications to register trademarks, (including intent-to-use applications); (C) registered copyrights and applications for copyright registration; and (D) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

(fffff)     “Remaining Escrow Consideration” shall mean, with respect to any amount released from time to time from the Escrow Fund to the Company Securityholders (if any), the greater of: (i) zero and (ii) the amount of such funds so released to the Company Securityholders minus, with respect to such release, the Series D Escrow Consideration, the Series C Escrow Consideration, the Series B Escrow Consideration and the Series A Escrow Consideration, as applicable, with respect to such release from the Escrow Fund (if any).

(ggggg)    “Remaining Extension Consideration” shall mean, with respect to any Extension Consideration, the greater of: (i) zero and (ii) the amount of the Extension Consideration minus the Series D Extension Consideration, the Series C Extension Consideration, the Series B Extension Consideration, the Series A Extension Consideration and the Carve Out Plan Payments with respect to such Extension Consideration, as applicable.

(hhhhh) “Remaining Preferred Escrow Consideration” shall mean, with respect to any amount released from time to time from the Escrow Fund to the Company Securityholders (if any), the greater of: (i) zero and (ii) the amount of such funds so released to the Company Securityholders minus, with respect to such release, the Series D Escrow Consideration with respect to such release from the Escrow Fund (if any).

(iiiii) “Remaining Preferred Extension Consideration” shall mean, with respect to any Extension Consideration, the greater of: (i) zero and (ii) the Extension Consideration minus the Series D Extension Consideration (if any) and the Carve Out Plan Payments with respect to such Extension Consideration.

(jjjjj) “Remaining Milestone Consideration” shall mean, with respect to any Milestone Payment (or the payment to be made in lieu thereof pursuant to Section 2.13(i)(1)), the greater of: (i) zero and (ii) such Milestone Payment (or payment in lieu thereof) minus, with respect to such Milestone Payment (or payment in lieu thereof), any amounts setoff against such Milestone Payment pursuant to Section 8.11, the Series D Milestone Consideration, the Series C Milestone Consideration, the Series B Milestone Consideration and the Series A Milestone Consideration, as applicable, relating to such Milestone Payment (or payment in lieu thereof) (if any).

(kkkkk)        “Remaining Preferred Milestone Consideration” shall mean, with respect to any Milestone Payment, the greater of: (i) zero and (ii) such Milestone Payment minus, with respect to such Milestone Payment, any amounts setoff against such Milestone Payment pursuant to Section 8.11, and the Series D Milestone Consideration, relating to such Milestone Payment (if any).

(lllll) “Remaining Representative Fund Consideration” shall mean, with respect to any amount released from time to time from the Representative Reimbursement Fund to the Company Securityholders (if any and from time to time), the greater of: (i) zero and (ii) the amount of such funds so released to the Company Securityholders minus, with respect to such release, the Series D Representative Fund Consideration, the Series C Representative Fund Consideration, the Series B Representative Fund Consideration and the Series A Representative Fund Consideration, as applicable, with respect to such release from the Representative Reimbursement Fund (if any).

(mmmmm)      “Remaining Preferred Representative Fund Consideration” shall mean, with respect to any amount released from time to time from the Representative Reimbursement Fund to the Company Securityholders (if any and from time to time), the greater of: (i) zero and (ii) the amount of such funds so released to the Company Securityholders minus, with respect to such release, the Series D Representative Fund Consideration, with respect to such release from the Representative Reimbursement Fund (if any).

(nnnnn)        “Representative Reimbursement Amount” shall mean $250,000.

(ooooo)        “Representative Reimbursement Fund” shall mean the Representative Reimbursement Amount held by the Escrow Agent in accordance with this Agreement and the Paying Agent and Escrow Agreement.

(ppppp)        “Retrieval Device” shall mean any retrieval device (i) designed for retrieval of implanted Filters in patients who no longer require a filter, and (ii) that utilizes any portion of the Company Registered Intellectual Property identified in Section 3.8(a) of the Company Disclosure Letter or is Covered by any Priority Patent.

(qqqqq)        “Revenue Milestone Period” shall mean, on a Company Product by Company Product basis, the forty-eight month period beginning (a) with respect to all Distal Protection Devices and all […***…], on the first day of the month following the month in which Full Commercial Launch occurs with respect to the first Distal Protection Device that achieves Full Commercial Launch, so that, regardless of the number of Distal Protection Devices and […***…], there shall only be one forty-eight month Revenue Milestone Period for all such Distal Protection Devices and […***…], which Revenue Milestone Period shall begin on the first day of the month following the month in which Full Commercial Launch occurs with respect to the first Distal Protection Device that achieves Full Commercial Launch, (b) with respect to all Retrieval Devices and all […***…], on the first day of the month following the month in which Full Commercial Launch occurs with respect to the first Retrieval Device that achieves Full Commercial Launch, so that, regardless of the number of Retrieval Devices and […***…], there shall only be one forty-eight month Revenue Milestone Period for all such Retrieval Devices and […***…], which Revenue Milestone Period shall begin on the

***Confidential Treatment Requested

first day of the month following the month in which Full Commercial Launch occurs with respect to the first Retrieval Device that achieves Full Commercial Launch, and (c) with respect to all Filters and all Embolization Devices and all […***…], on the first day of the month following the month in which Full Commercial Launch occurs with respect to the first Filter that achieves Full Commercial Launch, so that, regardless of the number of Filters and Embolization Devices and […***…], there shall only be one forty-eight month Revenue Milestone Period for all such Filters and Embolization Devices and […***…], which Revenue Milestone Period shall begin on the first day of the month following the month in which Full Commercial Launch occurs with respect to the first Filter that achieves Full Commercial Launch, in each of the cases set forth in clauses (a), (b) and (c) above, only so long as Full Commercial Launch for the first Retrieval Device or first Filter, as applicable, occurs on or before January 1, 2016 and for the first Distal Protection Device, occurs on or before July 1, 2017. For purposes of clarity: (1) if no Distal Protection Device achieves Full Commercial Launch on or before July 1, 2017, no Revenue Milestone Period shall ever begin for any Distal Protection Device or any […***…] and no amounts shall ever become payable under Section 2.13(a)(ii) with respect to any Distal Protection Device or any […***…], (2) if no Retrieval Device achieves Full Commercial Launch on or before January 1, 2016, no Revenue Milestone Period shall ever begin for any Retrieval Device or any […***…] and no amounts shall ever become payable under Section 2.13(a)(ii) with respect to any Retrieval Device or any […***…], and (3) if no Filter achieves Full Commercial Launch on or before January 1, 2016, no Revenue Milestone Period shall ever begin for any Filter or any Embolization Device or any […***…] and no amounts shall ever become payable under Section 2.13(a)(ii) with respect to any Filter or Embolization Device or any […***…]. Notwithstanding the foregoing, in the event that Parent extends the License Effective Date in accordance with Section 2.13(h), all references to July 1, 2017 above shall be changed to refer to July 1, 2018 solely with respect to the Distal Protection Device in the event that such extension results from Parent’s payment of the Extension Consideration and shall be changed to refer to the License Effective Date solely with respect to the Distal Protection Device in the event that the License Effective Date is further extended by mutual agreement of the Parent and the Stockholders’ Representative.

(rrrrr) “Revenue Share” shall mean, as applicable, the First Milestone Period Revenue Share, the Second Milestone Period Revenue Share, the Third Milestone Period Revenue Share or the Fourth Milestone Period Revenue Share, and “Revenue Shares” shall mean, collectively, the First Milestone Period Revenue Share, the Second Milestone Period

***Confidential Treatment Requested

Revenue Share, the Third Milestone Period Revenue Share and the Fourth Milestone Period Revenue Share.

(sssss) “Series A Escrow Consideration” shall mean, with respect to any amount released from time to time from the Escrow Fund to the Company Securityholders (if any), the lesser of: (i) the Remaining Preferred Escrow Consideration multiplied by the Series A Liquidation Percentage and (ii) the Series A Liquidation Preference Amount minus any Series A Milestone Consideration previously paid (if any) minus any Series A Representative Fund Consideration previously paid (if any) minus any Series A Escrow Consideration previously paid minus any Series A Extension Consideration previously paid.

(ttttt) “Series A Extension Consideration” shall mean, with respect to any Extension Consideration, the lesser of: (i) the Remaining Preferred Extension Consideration multiplied by the Series A Liquidation Percentage and (ii) the Series A Liquidation Preference Amount minus any Series A Milestone Consideration previously paid (if any) minus any Series A Representative Fund Consideration previously paid (if any) minus any Series A Escrow Consideration previously paid.

(uuuuu)        “Series A Liquidation Percentage” shall mean the percentage obtained by dividing (i) the Series A Liquidation Preference Amount by (ii) the sum of the Series A Liquidation Preference Amount, the Series B Preference Amount and the Series C Preference Amount.

(vvvvv)        “Series A Liquidation Preference Amount” shall mean $4.10 (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) multiplied by the number of Outstanding Series A Shares.

(wwwww)        “Series A Milestone Consideration” shall mean, with respect to any Milestone Payment (or any payment made or to be made in lieu thereof pursuant to Section 2.13(i)(1)), the lesser of: (i) the Remaining Preferred Milestone Consideration multiplied by the Series A Liquidation Percentage and (ii) the Series A Liquidation Preference Amount minus any Series A Representative Fund Consideration previously paid (if any) minus Series A Escrow Consideration previously paid minus any Series A Extension Consideration previously paid minus any other Series A Milestone Consideration (and any payment in lieu thereof pursuant to Section 2.13(i)(1)) previously paid (if any).

(xxxxx)        “Series A Representative Fund Consideration” shall mean, with respect to any amount released from time to time from the Representative Reimbursement Fund to the Company Securityholders (if any), the lesser of: (i) the Remaining Preferred Representative Fund Consideration multiplied by the Series A Liquidation Percentage and (ii)

the Series A Liquidation Preference Amount minus any Series A Milestone Consideration previously paid (if any) minus any Series A Escrow Consideration previously paid minus any Series A Extension Consideration previously paid minus any other Series A Representative Fund Consideration previously paid (if any).

(yyyyy)        “Series B Escrow Consideration” shall mean, with respect to any amount released from time to time from the Escrow Fund to the Company Securityholders (if any), the lesser of: (i) the Remaining Preferred Escrow Consideration multiplied by the Series B Liquidation Percentage and (ii) the Series B Liquidation Preference Amount minus any Series B Milestone Consideration previously paid (if any) minus any Series B Representative Fund Consideration previously paid (if any) minus any Series B Escrow Consideration previously paid minus any Series B Extension Consideration previously paid.

(zzzzz) “Series B Extension Consideration” shall mean, with respect to any Extension Consideration, the lesser of: (i) the Remaining Preferred Extension Consideration multiplied by the Series B Liquidation Percentage and (ii) the Series B Liquidation Preference Amount minus any Series B Milestone Consideration previously paid (if any) minus any Series B Representative Fund Consideration previously paid (if any) minus any Series B Escrow Consideration previously paid.

(aaaaaa)        “Series B Liquidation Percentage” shall mean the percentage obtained by dividing (i) the Series B Liquidation Preference Amount by (ii) the sum of the Series A Liquidation Preference Amount, the Series B Preference Amount and the Series C Preference Amount.

(bbbbbb)        “Series B Liquidation Preference Amount” shall mean $7.80 (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) multiplied by the number of Outstanding Series B Shares.

(cccccc)        “Series B Milestone Consideration” shall mean, with respect to any Milestone Payment (or the payment made or to be made in lieu thereof pursuant to Section 2.13(i)(1)), the lesser of: (i) the Remaining Preferred Milestone Consideration multiplied by the Series B Liquidation Percentage and (ii) the Series B Liquidation Preference Amount minus any Series B Representative Fund Consideration previously paid (if any) minus Series B Escrow Consideration previously paid minus any Series B Extension Consideration previously paid minus any other Series B Milestone Consideration (and any payment in lieu thereof pursuant to Section 2.13(i)(1)) previously paid (if any).

(dddddd)        “Series B Representative Fund Consideration” shall mean, with respect to any amount released from time to time from the Representative Reimbursement Fund to the Company Securityholders (if any), the lesser of: (i) the Remaining Preferred Representative Fund Consideration multiplied by the Series B Liquidation Percentage and (ii) the Series B Liquidation Preference Amount minus any Series B Milestone Consideration previously paid (if any) minus any Series B Escrow Consideration previously paid minus any Series B Extension Consideration previously paid minus any other Series B Representative Fund Consideration previously paid (if any).

(eeeeee)        “Series C Escrow Consideration” shall mean, with respect to any amount released from time to time from the Escrow Fund to the Company Securityholders (if any), the lesser of: (i) the Remaining Preferred Escrow Consideration multiplied by the Series C Liquidation Percentage and (ii) the Series C Liquidation Preference Amount minus any Series C Milestone Consideration previously paid (if any) minus any Series C Representative Fund Consideration previous paid (if any) minus any Series C Escrow Consideration previous paid minus any Series C Extension Consideration previously paid.

(ffffff) “Series C Extension Consideration” shall mean, with respect to any Extension Consideration, the lesser of: (i) the Remaining Preferred Extension Consideration multiplied by the Series C Liquidation Percentage and (ii) the Series C Liquidation Preference Amount minus any Series C Milestone Consideration previously paid (if any) minus any Series C Representative Fund Consideration previously paid (if any) minus any Series C Escrow Consideration previously paid.

(gggggg)        “Series C Liquidation Percentage” shall mean the percentage obtained by dividing (i) the Series C Liquidation Preference Amount by (ii) the sum of the Series A Liquidation Preference Amount, the Series B Preference Amount and the Series C Preference Amount.

(hhhhhh)        “Series C Liquidation Preference Amount” shall mean $0.815 (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) multiplied by the number of Outstanding Series C Shares.

(iiiiii)     “Series C Milestone Consideration” shall mean, with respect to any Milestone Payment (or the payment made or to be made in lieu thereof pursuant to Section 2.13(i)(1)), the lesser of: (i) the Remaining Preferred Milestone Consideration multiplied by the Series C Liquidation Percentage and (ii) the Series C Liquidation Preference Amount minus any Series C Representative Fund Consideration previously paid (if any) minus Series C Escrow Consideration previously paid minus any Series C Extension Consideration previously paid minus any other Series C Milestone Consideration (and any payment in lieu thereof pursuant to Section 2.13(i)(1)) previously paid (if any).

(jjjjjj)         “Series C Representative Fund Consideration” shall mean, with respect to any amount released from time to time from the Representative Reimbursement Fund to the Company Securityholders (if any), the lesser of: (i) the Remaining Preferred Representative Fund Consideration multiplied by the Series C Liquidation Percentage and (ii) the Series C Liquidation Preference Amount minus any Series C Milestone Consideration previously paid (if any) minus any Series C Escrow Consideration previously paid minus any Series C Extension Consideration previously paid minus any other Series C Representative Fund Consideration previously paid (if any).

(kkkkkk)         “Series D Escrow Consideration” shall mean, with respect to any amount released from time to time from the Escrow Fund to the Company Securityholders (if any), the lesser of: (i) the amount of such funds so released to the Company Securityholders and (ii) the Series D Liquidation Preference Amount minus the Closing Merger Consideration minus any Series D Milestone Consideration previously paid (if any) minus any Series D Representative Fund Consideration previously paid (if any) minus any Series D Escrow Consideration previously paid (if any) minus the amount paid pursuant to Section 2.12(d)(ii) (if any) minus any Series D Extension Consideration previously paid.

(llllll) “Series D Extension Consideration” shall mean, with respect to any Extension Consideration distributed to the Company Securityholders, the lesser of: (i) the amount of such funds so released to the Company Securityholders and (ii) the Series D Liquidation Preference Amount minus the Closing Merger Consideration minus any Series D Milestone Consideration previously paid (if any) minus any Series D Representative Fund Consideration previously paid (if any) minus any Series D Escrow Consideration previously paid (if any) minus the amount paid pursuant to Section 2.12(d)(ii) (if any).

(mmmmmm)   “Series D Liquidation Preference Amount” shall mean $3.00 (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) multiplied by the Outstanding Series D Shares.

(nnnnnn)         “Series D Milestone Consideration” shall mean, with respect to any Milestone Payment (or the payment made or to be made in lieu thereof pursuant to Section 2.13(i)(1)), the lesser of: (i) the Milestone Payment (or payment in lieu thereof) minus any amounts setoff against such Milestone Payment pursuant to Section 8.11 and (ii) the Series D Liquidation Preference Amount minus the Closing Merger Consideration minus any Series D Escrow Consideration previously paid (if any) minus any Series D Representative Fund Consideration previously paid (if any) minus Series D Escrow Consideration previously paid minus any Series D Extension Consideration previously paid minus any other Milestone Payment

(and any payment in lieu thereof pursuant to Section 2.13(i)(1)) previously paid (if any) minus the amount paid pursuant to Section 2.12(d)(ii) (if any).

(oooooo)         “Series D Representative Fund Consideration” shall mean, with respect to any amount released from time to time from the Representative Reimbursement Fund to the Company Securityholders (if any), the lesser of: (i) the amount of such funds so released to the Company Securityholders and (ii) the Series D Liquidation Preference Amount minus the Closing Merger Consideration minus any Series D Milestone Consideration previously paid (if any) minus any Series D Escrow Consideration previously paid (if any) minus any Series D Representative Fund Consideration previously paid (if any) minus the amount paid pursuant to Section 2.12(d)(ii) (if any).

(pppppp)         “Shonin Approval” shall mean the Japanese regulatory approval for a Company Product from the Ministry of Health Labor and Welfare through the PMDA.

(qqqqqq)         “TAVI” shall mean transcatheter aortic-valve implantation.

(rrrrrr) “Target Net Working Capital” shall mean positive $2,500,000.

(ssssss)           “Technical Failure” shall mean, with respect to any Company Product, that (i) such Company Product presents unacceptable levels of safety risks or demonstrates an unacceptable lack of efficacy, in each case, that renders it commercially unreasonable for Parent or Surviving Corporation or any DPD Buyer or Acquiring Entity, as applicable, to develop or commercialize such Company Product using Commercially Reasonable Efforts, or (ii) decisions by a Governmental Entity regarding such Company Product have rendered marketing approval or a similar clearance by such Governmental Entity for such Company Product not reasonably likely or make substantially more likely a marketing approval or similar clearance with significant use limitations in the approved instructions for use, in each case, that renders it commercially unreasonable for Parent or the Surviving Corporation or any DPD Buyer or Acquiring Entity, as applicable, to develop or commercialize such Company Product using Commercially Reasonable Efforts.

(tttttt)   “Transaction Expenses” shall mean all fees and expenses incurred by any party hereto in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, including without limitation, in the case of the Company, fees owing to Randy Lindholm at the Closing pursuant to the Lindholm Consulting Agreement and fees owing to the Stockholders’ Representative at the Closing pursuant to the engagement letter dated November 30, 2012; provided, however that $6,000 of the fees owing to the Stockholders’ Representative at the Closing shall be deemed to be a Transaction Expense of

Parent and not of the Company; provided, further but excluding the Representative Reimbursement Amount.

ARTICLE II

THE MERGER

2.1       The Merger.    At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2       Effective Time; Closing.    Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) on the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304-1050, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or, to the extent permitted by law, waiver by the party entitled to the benefit thereof of the conditions set forth in Article VII (other than those that by their terms are to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3       Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, including Section 259 of the General Corporation Law of the State of Delaware (the “DGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4       Certificate of Incorporation and Bylaws.    At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is “Crux Biomedical, Inc.” (or such other name as Parent may, in its sole discretion, choose) and the Certificate of Incorporation shall be amended, if necessary, so as to comply with Section 6.7(a). At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws; provided, however, that at the Effective Time, if necessary, the Bylaws shall be amended so as to comply with Section 6.7(a).

2.5       Directors and Officers.    The initial directors of the Surviving Corporation shall be the directors of Merger Sub that were in office immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

2.6       Effect on Capital Stock.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

    (a)       Series D Preferred Stock.    Each share of the Series D Preferred Stock, par value $0.001 per share (“Series D Preferred Stock”), other than any shares of Company Capital Stock to be canceled pursuant to Section 2.6(f) and the Dissenting Shares, upon surrender of the certificate representing such share of Series D Preferred Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen, mutilated, defaced or destroyed certificate, upon delivery of an affidavit, if required, in the manner provided in Section 2.10), will be canceled and extinguished and automatically converted into the right to receive: (i) at the Effective Time, the Per Share Series D Closing Consideration, (ii) upon the payment of any amount pursuant to Section 2.12(d)(ii) (if any), the Per Share Series D Adjustment Consideration, (iii) upon the distribution of any portion of the Escrow Fund to the Company Securityholders (if any and from time to time), the Per Share Series D Escrow Consideration, (iv) in the event any Milestone Payment is made, the Per Share Series D Milestone Consideration, (v) upon the distribution of any portion of the Representative Reimbursement Fund to the Company Securityholders (if applicable), the Per Share Series D Representative Fund Consideration, and (vi) upon the distribution of any Extension Consideration to the Company Securityholders (if applicable), the Per Share Series D Extension Consideration.

    (b)       Series C Preferred Stock. Each share of the Series C Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”), other than any shares of Company Capital

Stock to be canceled pursuant to Section 2.6(f) and the Dissenting Shares, upon surrender of the certificate representing such share of Series C Preferred Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen, mutilated, defaced or destroyed certificate, upon delivery of an affidavit, if required, in the manner provided in Section 2.10), will be canceled and extinguished and automatically converted into the right to receive: (i) in the event any Milestone Payment is made, the Per Share Series C Milestone Consideration (if any) plus the Per Share Remaining Consideration (if any), (ii) upon the distribution of any portion of the Escrow Fund to the Company Securityholders (if applicable), the Per Share Series C Escrow Consideration (if any) plus the Per Share Remaining Escrow Consideration (if any), (iii) upon the distribution of any portion of the Representative Reimbursement Fund to the Company Securityholders (if applicable), the Per Share Series C Representative Fund Consideration (if any) plus the Per Share Remaining Representative Fund Consideration (if any), (iv) upon the distribution of any Extension Consideration to the Company Securityholders (if applicable), the Per Share Series C Extension Consideration (if any) plus the Per Share Remaining Extension Consideration (if any), and (v) if and when issued, One DPD Newco Share.

(c)       Series B Preferred Stock.    Each share of the Series B Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), other than any shares of Company Capital Stock to be canceled pursuant to Section 2.6(f) and the Dissenting Shares, upon surrender of the certificate representing such share of Series B Preferred Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen, mutilated, defaced or destroyed certificate, upon delivery of an affidavit, if required, in the manner provided in Section 2.10), will be canceled and extinguished and automatically converted into the right to receive: (i) in the event any Milestone Payment is made, the Per Share Series B Milestone Consideration (if any) plus the Per Share Remaining Consideration (if any), (ii) upon the distribution of any portion of the Escrow Fund to the Company Securityholders (if applicable), the Per Share Series B Escrow Consideration (if any) plus the Per Share Remaining Escrow Consideration (if any), and (iii) upon the distribution of any portion of the Representative Reimbursement Fund to the Company Securityholders (if applicable), the Per Share Series B Representative Fund Consideration (if any) plus the Per Share Remaining Representative Fund Consideration (if any), (iv) upon the distribution of any Extension Consideration to the Company Securityholders (if applicable), the Per Share Series B Extension Consideration (if any) plus the Per Share Remaining Extension Consideration (if any), and (v) if and when issued, One DPD Newco Share.

(d)       Series A Preferred Stock.    Each share of the Series A Preferred Stock, par value $0.001 per share (“Series A Preferred Stock” and together with the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the “Company Preferred Stock”), other than any shares of Company Capital Stock to be canceled pursuant to Section 2.6(f) and the Dissenting Shares, upon surrender of the certificate representing such share of Series A Preferred Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen, mutilated, defaced or destroyed certificate, upon delivery of an affidavit, if required, in the manner provided in Section 2.10), will be canceled and extinguished and automatically converted into the right to receive: (i) in the event any Milestone Payment is made, the Per Share Series A Milestone Consideration (if any) plus the Per Share Remaining Consideration (if any), (ii) upon the distribution of any portion of the Escrow Fund to the Company Securityholders (if applicable), the Per Share Series A Escrow Consideration (if any) plus the Per Share Remaining Escrow Consideration (if any), (iii) upon the distribution of any portion of the Representative Reimbursement Fund to the Company Securityholders (if applicable), the Per Share Series A Representative Fund Consideration (if any) plus the Per Share Remaining Representative Fund Consideration (if any), (iv) upon the distribution of any Extension Consideration to the Company Securityholders (if applicable), the Per Share Series A Extension Consideration (if any) plus the Per Share Remaining Extension Consideration (if any), and (v) if and when issued, One DPD Newco Share.

(e)       Common Stock.    Each share of the Common Stock, par value $0.001 per share (“Company Common Stock”) of the Company issued and outstanding immediately prior to the Effective Time, other than any shares of Common Stock to be canceled pursuant to Section 2.6(f) and the Dissenting Shares, upon surrender of the certificate representing such share of Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen, mutilated, defaced or destroyed certificate, upon delivery of an affidavit, if required, in the manner provided in Section 2.10), will be canceled and extinguished and automatically converted into the right to receive: (i) upon the distribution of any portion of the Escrow Fund to the Company Securityholders (if any and from time to time), the Per Share Remaining Escrow Consideration (if any), (ii) in the event any Milestone Payment is made, the Per Share Remaining Milestone Consideration (if any), (iii) upon the distribution of any portion of the Representative Reimbursement Fund to the Company Securityholders (if applicable), the Per Share Remaining Representative Fund Consideration (if any), (iv) upon the distribution of any Extension Consideration to the Company Securityholders (if applicable), the Per Share Remaining Extension Consideration (if any), and (v) if and when issued, One DPD Newco Share.

(f)       Cancellation of Treasury Stock.    Each share of Company Capital Stock held by the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

(g)       Dissenting Shares.

  (i)       Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent the right to consideration for Company Capital Stock set forth in Sections 2.6(a)-(e), as applicable, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California Corporations Code, if applicable, or Section 262 of the DGCL.

    (ii)       At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and, if applicable, Chapter 13 of the California Corporations Code. Notwithstanding the provisions of Section 2.6(g)(i), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters rights under Chapter 13 of the California Corporations Code, if applicable, and Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to relief provided under Chapter 13 of the California Corporations Code, if applicable, and Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in Sections 2.6(a)-(e), as applicable, without interest, upon surrender of the certificate representing such shares in the manner provided in Section 2.8 or, in the case of a lost, stolen, mutilated, defaced or destroyed certificate, upon delivery of the affidavit, described in Section 2.10.

  (h)       Stock of Merger Sub.    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued fully paid and nonassessable share of common stock of the Surviving Corporation and all such shares together shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.7      Stock Options and Company Warrants.

  (a)    The Company shall send a notice to all holders of Company Options, which notice shall notify such holders that (x) Parent and the Surviving Corporation will not be assuming any Company Options on or following the Effective Time or substituting new options therefor, (y) that all unvested Company Options shall become vested and fully exercisable as of and effective immediately prior to the Effective Time, and (z) that all Company Options that are not exercised prior to the Effective Time will be cancelled at the Effective Time. Holders of Company Options shall be permitted to exercise their Company Options effective as of and contingent upon the consummation of the transactions contemplated hereby.

  (b)         Prior to the Effective Time, the Company shall take any actions reasonably necessary to effect the transactions anticipated by this Section 2.7 under the Company Option Plan and all Company Option agreements. The Company shall not implicitly or otherwise require any of the Option Bonus Recipients to use the Option Bonus Payments to exercise their Company Options upon or prior to the Effective Time.

(c)        Company Warrants. In each case, subject to the final clause of this Section 2.7(c):

   (i)       Company Warrants. The Company will take all necessary and appropriate action within its control so that each of the Company Warrants will, to the extent not previously exercised for shares of Series B Preferred Stock by the holder thereof, at the Effective Time, be terminated and, if elected in writing by a holder of any such Company Warrant, convert, without payment by the holder of any exercise price, into the right to receive, with respect to each share of Series B Preferred Stock issuable upon exercise of such warrant, the amount payable upon each share of Series B Preferred Stock pursuant to Section 2.6(c), less the per share exercise price payable with respect to each such share of Series B Preferred Stock (the “Company Warrant Merger Consideration”). The Company shall deliver to each holder of Company Warrants any notice contemplated by the Company Warrants regarding the Merger and the other transactions contemplated hereby and shall use commercially reasonable efforts to obtain a waiver of any notice period provided for in the Company Warrants. For clarity, if any holder of a Company Warrant does not exercise such warrant and does not otherwise make the election described above, such Company Warrant will, at the Effective Time, be terminated pursuant to the terms of such Company Warrant, and no Company Warrant Merger Consideration in respect of such Company Warrant will be payable in respect thereof.

   (ii)       The Company shall comply with all provisions of the Company Warrants applicable to the transactions contemplated hereby. Without limiting the foregoing, the Company shall provide any notices to the holders of such Company Warrants as required therein.

2.8       Surrender of Certificates; Closing Payments.

   (a)    Paying Agent.    The Escrow Agent will act as the exchange agent (the “Paying Agent”) in the Merger, which agent shall be reasonably acceptable to the Company. Prior to the Effective Time, Parent and the Stockholders’ Representative shall enter into Paying Agent and Escrow Agreement with the Paying Agent which shall provide for the exchange of Company Capital Stock for Merger Consideration in accordance with this Article II (the “Paying Agent and Escrow Agreement”).

   (b)    Closing Payments.    At the Closing, Parent shall:

   (i)       deliver to each holder of the Company’s Indebtedness set forth in the Payment Schedule, by wire transfer in accordance with the wire instructions set forth in the applicable payoff letter delivered pursuant to Section 7.3(f)(vii), cash in an amount equal to the applicable payoff amount;

(ii)       deliver to each Person to whom Transaction Expenses of the Company are owed, as set forth in the Payment Schedule, by wire transfer in accordance with the wire instructions set forth in the applicable payoff letter delivered pursuant to Section 7.3(f)(vii), cash in an amount equal to the applicable payoff amount;

(iii)       deliver to each Person to whom Change in Control Payments are owed on or promptly following the Closing (provided, however, that Parent shall have the option to make any payment to a Person to whom a Change in Control Payment is owed to a Company payroll account for further distribution to such Person in order to effect any Tax withholdings required by law), as set forth in the Payment Schedule, by wire transfer in accordance with the wire instructions set forth in the applicable payoff letter delivered pursuant to Section 7.3(f)(vii), cash in an amount equal to the applicable payoff amount;

(iv)       deliver to each Person to whom a Carve Out Plan Payment is owed on or promptly following the Closing (provided, however, that Parent shall have the option to make any payment to a Person to whom a Carve Out Plan Payment is owed to a Company payroll account for further distribution to such Person in order to effect any Tax withholdings required by law), as set forth in the Payment Schedule, by wire transfer in accordance with the wire instructions set forth in the applicable payoff letter delivered pursuant to Section 7.3(f)(vii), cash in an amount equal to the applicable payoff amount;

(v)       deposit the Escrow Amount in the Escrow Fund by wire transfer in accordance with the wire instructions set forth in the Paying Agent and Escrow Agreement;

(vi)       deposit the Representative Reimbursement Amount in the Representative Reimbursement Fund by wire transfer in accordance with the wire instructions set forth in the Paying Agent and Escrow Agreement;

(vii)       deliver to the Paying Agent by wire transfer in accordance with the wire instructions set forth in the Paying Agent and Escrow Agreement, the Closing Merger Consideration.

No interest shall be paid or shall accrue on any cash payable to Company Securityholders pursuant to the provisions of this Article II. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund.”

(c)     Exchange Procedures.    Within two (2) Business Days following the Effective Time, the Stockholders’ Representative shall send via email (if known) or, if a valid email address is unavailable, via U.S. mail to each holder of record (as of the Effective Time) of: (i) a certificate or certificates or an instrument or instruments (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Sections 2.6(a)-2.6(e) and (ii) the Company Warrants which were converted into the right to receive the Merger Consideration pursuant to Section 2.7: (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and/or Company Warrants shall pass, only upon delivery of the Certificates and/or Company Warrants to the Paying Agent and shall be in such form and have such other provisions as are reasonably acceptable to the Company) and (B) instructions for use in effecting the surrender of the Certificates and/or Company Warrants in exchange for cash constituting the Merger Consideration (less amounts of cash to be deposited in the Escrow Fund and the Representative Reimbursement Fund with respect to such Company Stockholder in accordance with Article VIII). Prior to the Effective Time, the Stockholders’ Representative shall provide to any Company Securityholder who is to receive in excess of $2,000,000 in connection with the transactions contemplated hereby, upon the written or email request of such holder (or the Company on behalf of such holder), a letter of transmittal, and any such holder who shall deliver a duly completed letter of transmittal and the other items set forth in this Section 2.8(c) to the Paying Agent on or prior to the Closing Date (the date of receipt by the Paying Agent of all such duly completed materials with respect to a particular Company Securityholder, the “Receipt Date”) shall receive the amounts of Merger Consideration such holder is entitled to receive hereunder on the later of (i) the date that is two (2) Business Days following the Receipt Date and (ii) the date that is one (1) Business Day following the Closing Date. Upon surrender of Certificates and/or Company Warrants for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the holder of record of such Certificates and/or Company Warrants (unless such Certificates represent Dissenting Shares) shall be entitled to receive in exchange therefor the amount of cash, without interest, constituting the Merger Consideration such holder is entitled pursuant to Section 2.6 and/or 2.7, as applicable (less amounts of cash to be deposited in the Escrow Fund and the Representative Reimbursement Amount with respect to such Company Securityholder in accordance with Article VIII) and the Certificates and/or Company Warrants so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates and/or Company Warrants (other than those Certificates representing Dissenting Shares, unless the holder thereof loses its right to appraisal) will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which such securities shall have been so converted.

(d)       Required Withholding.    Each of Parent, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as are required to be deducted or withheld therefrom under the Code or otherwise under any other applicable Legal Requirement (as defined in Section 3.2(d)). To the extent such amounts are so deducted or withheld and timely paid to the appropriate taxing authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person (as defined in Section 10.2(d)) to whom such consideration would otherwise have been paid.

    (e)        No Liability. Notwithstanding anything to the contrary in this Section 2.8, neither the Paying Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (f)        Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of the Company’s securities pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to holders of the Company’s securities pursuant to this Article II shall promptly be paid to Parent.

    (g)        Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates and/or Company Warrants who have not surrendered such Certificates and/or Company Warrants in compliance with this Section 2.8 shall after such delivery to the Surviving Corporation look only to Parent and the Surviving Corporation for the amount of cash constituting the Merger Consideration pursuant to Sections 2.6(a)-(e), as applicable, and 2.7 with respect to the shares of Company Capital Stock and Company Warrants formerly represented thereby. If any Certificate and/or Company Warrants shall not have been surrendered immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.3(c)), any such portion of the Exchange Fund remaining unclaimed by holders of the Company’s securities immediately prior to such time shall, to the extent permitted by law, become the property of Parent or the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

2.9        No Further Ownership Rights in Company Capital Stock. All cash paid upon the surrender for exchange of shares of Company Capital Stock and Company Warrants in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock and Company Warrants, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock and Company Warrants which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10        Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen, mutilated, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated, defaced or destroyed, and, if reasonably required by Parent, the delivery of an agreement in form and substance reasonably satisfactory to Parent pursuant to which such Person agrees to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent shall, subject to Section 2.8(c), pay in exchange for such lost, stolen, mutilated, defaced or destroyed Certificate the amount of Merger Consideration such Person would have been entitled to receive had such Person surrendered such lost, stolen, mutilated, defaced or destroyed Company Certificate to the Surviving Corporation pursuant to Section 2.8(c).

2.11        Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

2.12        Adjustments to Merger Consideration.

      (a)        Not less than three (3) Business Days nor more than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate signed by the Chief Financial Officer of the Company (the “Estimated Closing Certificate”) setting forth, in reasonable detail, (i) the proposed balance sheet of the Company as of the anticipated Closing Date (without giving effect to the transactions contemplated by this Agreement) (the “Estimated Closing Balance Sheet”), prepared in accordance with GAAP consistently applied, (ii) the Company’s estimate of the Company Net Working Capital (the “Estimated Net Working Capital Amount”) and the amount, if any, by which the Estimated Net Working Capital Amount is greater than or less than the Target Net Working Capital (such amount, if greater than the Target Net Working Capital, the “Estimated Working Capital Surplus” and, if less than the Target Net Working Capital, the “Estimated Working Capital Deficit”), (iii) the Company’s estimate of Indebtedness as of the anticipated Closing Date (the “Estimated Indebtedness”),

(iv) the Company’s estimate of its unpaid Transaction Expenses in excess of $3,100,000 (the “Estimated Transaction Expenses”), and (v) the Company’s estimate of the Change of Control Payments (the “Estimated Change of Control Payments”), and the calculation of the Closing Merger Consideration based thereon. The Estimated Closing Certificate and the Estimated Closing Balance Sheet shall be in forms reasonably acceptable to Parent.

      (b)        Within ninety (90) calendar days after the Closing, Parent may object to the Estimated Net Working Capital Amount, Estimated Indebtedness, Estimated Transaction Expenses and Estimated Change of Control Payments calculations included in the Estimated Closing Certificate, by delivering to the Stockholders’ Representative a statement setting forth (the “Parent Closing Statement”) (i) a balance sheet as of the Closing Date (without giving effect to the transactions contemplated by this Agreement) prepared in accordance with GAAP consistently applied (the “Parent Closing Balance Sheet”) and (ii) Parent’s calculation of the Company Net Working Capital (the “Proposed Net Working Capital Amount”), Indebtedness as of the Closing Date (the “Proposed Indebtedness”), unpaid Transaction Expenses of the Company in excess of $3,100,000 (the “Proposed Transaction Expenses”), and Change of Control Payments (the “Proposed Change of Control Payments”) and the amount by which the Proposed Net Working Capital Amount is greater or less than the Estimated Net Working Capital Amount (if applicable), the amount by which the Proposed Indebtedness is greater or less than the Estimated Indebtedness (if applicable), the amount by which the Proposed Transaction Expenses is greater or less than the Estimated Transaction Expenses (if applicable), and the amount by which the Proposed Change of Control Payments is greater or less than the Estimated Change of Control Payments.

      (c)        If the Stockholders’ Representative disagrees with the Parent Closing Balance Sheet, the calculation of the Proposed Net Working Capital Amount, Proposed Indebtedness, Proposed Transaction Expenses, and/or Proposed Change of Control Payments, the Stockholders’ Representative shall notify Parent of his objections within twenty (20) Business Days after delivery of the Parent Closing Statement and shall set forth in reasonable detail in such notice the reason for its objections. If the Stockholders’ Representative fails to deliver such notice within such time period, the Stockholders’ Representative, on behalf of the Company Securityholders, shall be deemed to have accepted the Parent Closing Balance Sheet and the calculation of the Proposed Net Working Capital Amount, Proposed Indebtedness, Proposed Transaction Expenses, and Proposed Change of Control Payments, which shall be final and binding for all purposes hereunder. If the Stockholders’ Representative timely delivers such notice, Parent and the Stockholders’ Representative shall endeavor in good faith to resolve their dispute over the determination of the Parent Closing Balance Sheet and the Proposed Net Working Capital Amount, Proposed Indebtedness, Proposed Transaction Expenses, and Proposed Change of Control Payments within ten (10) Business Days after receipt of such notice by Parent. If, at the end of such period, they are unable to resolve such dispute, then the

Independent Accountant shall resolve the dispute within twenty (20) Business Days. The decision of the Independent Accountant as to the balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated by this Agreement) (prepared in accordance with GAAP consistently applied, the “Closing Balance Sheet”), the Company Net Working Capital, Indebtedness, Transaction Expenses and Change of Control Payments as of the Closing Date shall be final and binding upon the parties and the Company Securityholders, and the expense of the Independent Accountant shall be borne by Parent, on the one hand, and the Company Securityholders, on the other hand, in proportion to the relative difference between such party’s position and the determination of such Independent Accountant (and such allocation of fees shall be determined by the Independent Accountant in accordance herewith).

      (d)        After the final determination of the Closing Balance Sheet and the Company Net Working Capital pursuant to Section 2.12(c) hereof (the final Closing Balance Sheet being the “Final Closing Balance Sheet” and the finally determined amount being the “Final Net Working Capital Amount”), the Indebtedness as of the Closing Date pursuant to Section 2.12(c) hereof (the finally determined amount being the “Final Indebtedness”), the Transaction Expenses of the Company in excess of $3,100,000 pursuant to Section 2.12(c) hereof (the finally determined amount in excess of $3,100,000 being the “Final Transaction Expenses”), and the Change of Control Payments pursuant to Section 2.12(c) hereof (the finally determined amount being the “Final Change of Control Payments”):

          (i)        If: (x) the Final Net Working Capital Amount is less than the Target Net Working Capital (such deficit, the “Final NWC Deficit”) and there is an Estimated Working Capital Surplus, then Parent may, at its election, recover the Estimated Working Capital Surplus from the Escrow Fund and/or may setoff the Estimated Working Capital Surplus against any Milestone Payment pursuant to Section 8.11 and shall set-off an amount against the Milestone Payments pursuant to Section 2.13(a)(ii) and Section 8.11 the amount of the Final NWC Deficit or (y) the Final Net Working Capital Amount is greater than the Target Working Capital Amount (such surplus, the “Final NWC Surplus”) and the Final NWC Surplus is less than the Estimated Working Capital Surplus (such difference, the “Excess Surplus”), Parent may, at its election, recover the Excess Surplus from the Escrow Fund and/or may setoff the Excess Surplus against any Milestone Payment pursuant to Section 8.11. In addition, at Parent’s election, in the event either clause (x) or (y) of this paragraph is true, Parent may recover the fees of the Independent Accountant payable by the Company Securityholders pursuant to Section 2.12(c) hereof (the “Accountant Fees”) from the Escrow Fund and/or may setoff such fees against any Milestone Payment pursuant to Section 8.11. If Parent elects to recover any portion or all of the Excess Surplus and/or Accountant Fees from the Escrow Fund, Parent and the Stockholders’ Representative shall, as applicable, deliver to the Escrow Agent a written notice executed by both such parties instructing the Escrow Agent to disburse to Parent from the

Escrow Fund cash equal to the amount of the Excess Surplus and to the Independent Accountant the Accountant Fees (or to Parent if Parent has already paid all of the Accountant Fees).

        (ii)        If there is a Final NWC Surplus and there is no Excess Surplus, then Parent shall deliver to the Paying Agent cash equal to the Final NWC Surplus minus the Estimated Working Capital Surplus (if any) for further distribution to the Company Securityholders, and Parent and the Stockholders’ Representative shall deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse to the Independent Accountant (or to Parent if Parent has already paid all of the fees of the Independent Accountant) the fees of the Independent Accountant payable by the Company Securityholders pursuant to Section 2.12(c) hereof.

2.13      Payment of Post-Closing Merger Consideration.

    (a)        The “Milestone Consideration” shall consist of the following (each of the following, a “Milestone” and each of the following payments, minus Carve Out Payments owed in respect of the subject Milestone pursuant to the Carve Out Plans and the amount of any Employment Taxes thereon, as set forth in the Payment Schedule, a “Milestone Payment”):

        (i)        $3,000,000 upon the occurrence of the 510(k) Milestone; and

        (ii)        subject to Section 2.13(h), an amount equal to, on a Company Product by Company Product basis (and, for purposes of clarity, including Cumulative Cash Sales from all versions of the applicable Company Product and Commercial Sales of […***…]):

          (1)         […***…] percent ([…***…]%) of the Cumulative Cash Sales of such Company Product during the first twelve (12) month period of the applicable Revenue Milestone Period (such percentage of such Cumulative Cash Sales, the “First Milestone Period Revenues” and such payment amount, the “First Milestone Period Revenue Share”);

          (2)        the amount, if any, by which […***…] percent ([…***…]%) of the Cumulative Cash Sales of such Company Product during the second twelve (12) month period of the applicable Revenue Milestone Period (such percentage of such Cumulative Cash Sales, the “Second Milestone Period Revenues”) exceeds the First Milestone Period Revenues (such payment amount, the “Second Milestone Period Revenue Share”);

          (3)        the amount, if any, by which […***…] percent ([…***…]%) of the Cumulative Cash Sales of such Company Product during the third twelve (12) month period of the applicable Revenue Milestone Period (such percentage of such

***Confidential Treatment Requested

Cumulative Cash Sales, the “Third Milestone Period Revenues”) exceeds the higher of the First Milestone Period Revenues and the Second Milestone Period Revenues (such payment amount, the “Third Milestone Period Revenue Share”); and

(4)    the amount, if any, by which […***…] percent ([…***…]%) of the Cumulative Cash Sales of such Company Product during the fourth twelve (12) month period of the applicable Revenue Milestone Period (such percentage of such Cumulative Cash Sales, the “Fourth Milestone Period Revenues”) exceeds the highest of the First Milestone Period Revenues, the Second Milestone Period Revenues and the Third Milestone Period Revenues (such payment amount, the “Fourth Milestone Period Revenue Share”).

In the event that Parent or its designee fails to fulfill at least […***…] percent ([…***…]%) (i.e, does not fulfill […***…] percent ([…***…]%) or more) of the orders for a Company Product received by Parent, its Affiliates, Licensees or distributors during any calendar quarter in accordance with the terms of such orders (such failure, a “Failure to Supply”), Parent shall promptly provide the Stockholders’ Representative with written notice of such Failure to Supply, and the Stockholders’ Representative shall have the right to toll the Revenue Milestone Period with respect to such Company Product until such Failure to Supply has been cured (the period during which the Revenue Milestone Period is tolled, which shall commence on the first day of the month following the date on which such notice is given and shall end on the last day of the month in which the Failure to Supply is cured, the “Toll Period”). In the event the Stockholders’ Representative so tolls the Revenue Milestone Period with respect to a Company Product, Parent shall not pay any Revenue Shares for such Company Product during the Toll Period, and the Revenue Milestone Period for such Company Product shall be extended by a time period equal to Toll Period. Parent shall keep the Stockholders’ Representative fully informed with respect to Parent’s progress toward curing a Failure to Supply during any Toll Period, including by providing Stockholders’ Representative with a monthly written report of the quantity of orders received for such Company Product and the percentage of such orders that are fulfilled by Parent or its designee.

Notwithstanding anything to the contrary set forth herein, Parent may offset the amount of the Final Adjustment against the first Milestone Payment to be paid pursuant to Section 2.13(a)(ii) (or to the extent the first Milestone Payment is less than the ) amount of the Final Adjustment, any additional Milestone Payment following the first Milestone Payment, until the sum of all such offsets equals the amount of the Final Adjustment).

(b)      Within forty-five (45) calendar days after the end of each of the first three calendar quarters, and within sixty-five (65) calendar days after the end of each fourth calendar

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quarter, during the Revenue Milestone Period (each a “Milestone Period”), Parent shall provide to the Stockholders’ Representative a report of Cumulative Cash Sales for such quarter, including, without limitation and on a country-by-country basis, the Cumulative Cash Sales of the Company Products sold (and, if applicable, the Cumulative Cash Sales resulting from the sale of […***…] Products […***…]) and the exchange rates used. When conversion of payments from any foreign currency is required in order to calculate the Cumulative Cash Sales of the Company Products and […***…] Products, such conversion shall be at the exchange rate used by Parent throughout its accounting system during the calendar quarter for which the revenue from such sale is recognized in accordance with applicable accounting rules. The Stockholders’ Representative hereby agrees to maintain in strictest confidence all information included in any reports it receives pursuant to this Section 2.13(b); provided, however, that notwithstanding anything in this Agreement to the contrary, following Closing, the Stockholders’ Representative shall be permitted to disclose information as required by law or to employees, advisors or consultants of the Stockholders’ Representative and to the Company Securityholders, in each case who have a need to know such information, provided that such persons agree to observe the terms of Section 6.3(a).

(c)    Parent shall maintain complete and accurate records of its Cumulative Cash Sales and calculation of the Revenue Shares for each Company Product for a period of three (3) years after the end of the quarter to which such records pertain. The Stockholders’ Representative shall have the right to audit such records, provided that the three (3) year retention period for such records being audited has not expired and provided that in no event may the Stockholders’ Representative conduct more than one audit per calendar year pursuant to this Section 2.13(c) (regardless of the number of then-applicable Company Products), upon reasonable notice to Parent, to confirm that the Revenue Shares paid by Parent are correct. Any such audits shall be conducted at the Stockholders’ Representative’s (solely on behalf of the Company Securityholders) expense, unless the results of such audit reveal an underpayment of more than five percent (5%) (for all Revenue Shares for all Company Products in aggregate) for any period that is the subject of such audit, in which case Parent shall promptly reimburse the Stockholders’ Representative for the costs of such audit.

(d)    In the event of the achievement of the 510(k) Milestone, within 30 days following such achievement Parent shall deposit or cause to be deposited with the Paying Agent the Milestone Consideration set forth in Section 2.13(a)(i) for further distribution to the Company Securityholders. In the event any Milestone Consideration is earned in any particular Milestone Period, Parent shall in connection with providing the applicable report of Cumulative Cash Sales for such Milestone Period pursuant to Section 2.13(b) , subject to setoff pursuant to Section 8.11, deposit or cause to be deposited with the Paying Agent the applicable Milestone Consideration by wire transfer of immediately available funds to such bank account as may be

***Confidential Treatment Requested

designated by the Paying Agent (provided, however, that Parent shall have the option to make any payment to a Person to whom Milestone Consideration is owed to a Company payroll account for further distribution to such Person in order to effect any Tax withholdings required by law). Promptly following such deposit, the Paying Agent shall pay the Milestone Consideration in accordance with the Payment Schedule (or, if applicable, in accordance with updated wire instructions as the Company Securityholders may provide the Paying Agent following the Closing but prior to the date of such payment). Parent shall act in good faith and use Commercially Reasonable Efforts to achieve the 510(k) Milestone and to develop and commercialize the Company Products; provided, however, the obligation of Parent to use Commercially Reasonable Efforts to commercialize the Company Products shall not be deemed a guarantee that any Milestone Consideration will be earned and shall be subject to Section 2.13(f) and to Section 2.13(g).

(e)      Following the Closing, the rights of the Company Securityholders as of the Closing to receive the Milestone Consideration, if earned, shall be non-transferable, whether by assignment, operation of law or otherwise, without the prior written consent of Parent, and any purported transfer without such prior consent of Parent shall be null and void. Notwithstanding the foregoing, a Company Securityholder may transfer its rights to receive the Milestone Consideration hereunder, (A) if Company Securityholder is a partnership, to its partners or former partners in accordance with partnership interests, (B) if Company Securityholder is a corporation, to its stockholders in accordance with their interest in the corporation, (C) if Company Securityholder is a limited liability company, to its members or former members in accordance with their interest in the limited liability company, (D) if Company Securityholder is an investment fund, to another investment fund that is affiliated with, under common control with or commonly managed by such Company Securityholder, or (E) if Company Securityholder is an individual, (i) to such Company Securityholder’s spouse, children or other member of such Company Securityholder’s immediate family, or to a trust for the sole benefit of such persons or such Company Securityholder, provided that such trust is controlled by such Company Securityholder, or to a corporation or limited liability company controlled by such Company Securityholder, (ii) to the trustee or trustees of a trust controlled and revocable solely by such Company Securityholder or to the trustee or trustees of a trust established for charitable purposes, (iii) to such Company Securityholder’s guardian or conservator, or (iv) in the event of such Company Securityholder’s death, to such Company Securityholder’s executor(s), administrator(s) or heirs; provided that in each case of (A) through (E) above, the transferee will be subject to the terms of this Agreement to the same extent as if such transferee were an original Company Securityholder hereunder and Parent is provided written notice of such transfer, including contact and other information relating to the transferee reasonably requested by Parent. In connection with and prior to making any such transfer for value, if requested by Parent, the Company Securityholder shall provide Parent with an opinion of counsel, reasonably satisfactory to Parent, opining as to, or other evidence reasonably satisfactory to Parent as to (including the completion of an accredited investor form by the proposed transferee in which the proposed transferee indicates that such transferee is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, together with customary “4 1(1/2)” representations and warranties from each of the transferor and transferee), the availability of an applicable exemption to the registration requirements of the federal securities laws in connection with such transfer.

(f)    The parties acknowledge and agree that each of Parent and the Surviving Corporation (or any DPD Buyer or Acquiring Entity, if applicable), in the event a Technical Failure or Commercial Failure has occurred with respect to any Company Product, may terminate its efforts to develop and commercialize such Company Product. Parent (or any DPD Buyer or Acquiring Entity, if applicable) shall provide the Stockholders’ Representative with written notice, including reasonable details supporting such determination, within thirty (30) days of the occurrence of any Technical Failure or Commercial Failure with respect to such Company Product. The parties also acknowledge and agree that Parent (or any DPD Buyer or Acquiring Entity, if applicable) may terminate all of its efforts (whether undertaken by Parent directly or on behalf of Parent by the Surviving Corporation) to develop and commercialize any Company Product if it is not commercially reasonable to develop and/or commercialize such Company Product using Commercially Reasonable Efforts (and in the event of any such determination, Parent (or any DPD Buyer or Acquiring Entity, if applicable) shall provide the Stockholders’ Representative with written notice, including reasonable details supporting such determination, within thirty (30) days of such determination). In addition, notwithstanding anything to the contrary herein, the parties further acknowledge and agree that Parent or the Surviving Corporation (or any DPD Buyer or Acquiring Entity, if applicable) may, in its sole discretion and for any reason, terminate all of its efforts to develop and commercialize any and all Distal Protection Devices and any and all Embolization Devices and shall, upon any such termination, provide the Stockholders’ Representative with written notice within thirty (30) days of any such termination; provided that, subject to the remainder of this Section 2.13(f), in the event that Parent or the Surviving Corporation (or any DPD Buyer or Acquiring Entity, if applicable) achieves Ex-US Distal Launch, Parent or the Surviving Corporation, as applicable, shall use Commercially Reasonable Efforts to commercialize the Distal Protection Device.

(g)    Other than with respect to Parent’s obligations set forth in Section 2.13(d) to act in good faith and use Commercially Reasonable Efforts to achieve the 510(k) Milestone and to develop and commercialize the Company Products following the Closing, as qualified by Section 2.13(f), the parties acknowledge and agree that, with respect to the operation of the Surviving Corporation, and the use of the assets, properties and interests acquired from the Company by Parent pursuant to the transactions contemplated hereby, as well as the remainder of Parent’s business or assets, Parent may act in the best interests of Parent without regard to the interests of the Company Securityholders. Specifically, subject to Parent’s obligations set forth in Section 2.13(d) to act in good faith and use Commercially Reasonable Efforts to achieve the 510(k) Milestone and to develop and commercialize the Company Products following the Closing Date, as qualified by Section 2.13(f), the parties acknowledge and agree that: (i) there is no assurance that any Milestone Consideration will be realized, in whole or in part, by the Company Securityholders; and (ii) Parent and its directors, officers, employers and agents owe no fiduciary duty to the Company, the Surviving Corporation or the Company Securityholders with respect to the Milestone Consideration.

(h)    License.

(i)    In the event that the Ex-US Distal Launch does not occur on or prior to June 30, 2016 or such later date as provided below (the “License Effective Date”), the license agreement set forth in Exhibit C (the “License Agreement”) shall become effective on the License Effective Date. The License Effective Date (i) shall be extended from June 30, 2016 to June 30, 2017 at Parent’s option upon written notice from Parent to the Stockholders’ Representative if: (x) Parent makes a one-time cash payment of $[…***…] to the Paying Agent (the “Extension Consideration”) for further distribution to the Company Securityholders and Carve Out Participants in accordance with the Payment Schedule (as updated by the Stockholders’ Representative pursuant to Section 6.10) and (y) for purposes of calculating the Milestone Period Revenues for any Distal Protection Device, the Cumulative Cash Sales of any Distal Protection Device during the applicable Revenue Milestone Period shall be multiplied by […***…] percent ([…***…]%) instead of […***…] percent ([…***…]%) and, for purposes of calculating the Acquisition Product Payout Amount with respect to any Distal Protection Device, […***…] percent shall be replaced in the formula by […***…] percent ([…***…]%) and (ii) may be further extended upon written agreement of Parent and the Stockholders’ Representative. To determine the portion of the Extension Consideration that is payable to the Company Securityholders, the Extension Consideration shall first be reduced by the amount of any Carve Out Payments owed in respect of the Extension Consideration pursuant to the Carve Out Plans and the amount of any Employment Taxes thereon.

(ii)    Within thirty (30) days of the License Effective Date, Newco shall cause to be issued to each Company Securityholder one share of common stock of Newco or one unit of a membership interest in Newco, as applicable (“One DPD Newco Share”), for each Outstanding Remaining Share held by such Company Securityholder.

(iii)    Parent shall not be permitted to consummate a DPD Transaction prior to EU Distal Launch by Parent without the prior written consent of the Stockholders’ Representative. If Parent consummates a DPD Transaction after EU Distal Launch by Parent, Parent shall require the counterparty in such DPD Transaction (the “DPD Buyer”) to agree to

***Confidential Treatment Requested

assume all of Parent’s obligations with respect to the Distal Protection Device under this Agreement, subject to all the limitations and qualifications included in this Agreement with respect to such obligations, including Parent’s obligation to pay to the Paying Agent for further distribution to the Company Securityholders and Carve Out Participants the Revenue Shares owed in accordance with Section 2.13(a)(ii) on Cumulative Cash Sales of the Distal Protection Device, and agree to pay to the Paying Agent for further distribution to the Company Securityholders and Carve Out Participants an amount corresponding to the Revenue Share with respect to sales of the DPD Buyer’s Competing Products to the Distal Protection Device (and, in such event, the parties acknowledge and agree that Parent shall cease to have any continuing obligations under this Agreement with respect to the Distal Protection Device). In the event that the Revenue Milestone Period with respect to the Distal Protection Device started prior to the closing of such DPD Transaction, the Revenue Milestone Period for such Competing Products shall be coterminous with the Revenue Milestone Period for the Distal Protection Device. In the event that the Revenue Milestone Period for the Distal Protection Device has not commenced as of such closing, the Revenue Milestone Period for both the Distal Protection Device and such Competing Products shall commence on the later of the closing of such DPD Transaction and the date on which the DPD Buyer’s Cumulative Cash Sales (which for purposes of this sentence shall include commercial sales (measured using an analogous definition for such DPD Buyer as “Commercial Sales” hereunder) of such Competing Products) of the Distal Protection Device and such Competing Products first exceed $[…***…]; provided that such threshold is achieved on or before July 1, 2017; and provided further (in the event that the Revenue Milestone Period for the Distal Protection Device has not commenced as of such closing) that the DPD Buyer shall not be obligated to pay the Revenue Share on Competing Products if Parent or the Surviving Corporation provided the Stockholders’ Representative with written notice, not less than thirty (30) days prior to such closing, that it terminated all development and commercialization of the Distal Protection Device in accordance with Section 2.13(f).

(i)        Parent Sale/Carve Out Transaction.  In the event that Parent consummates (i) a Parent Change of Control or (ii) a Carve-Out Transaction (in the case of either of the foregoing clause (i) or clause (ii), an “Acquisition”) with a counterparty (the “Acquiring Entity”) who does not have a Competing Product, Parent shall obligate the Acquiring Entity to assume all of Parent’s obligations under this Agreement with respect to the Company Products subject to all the limitations and qualifications included in this Agreement with respect to such obligations, including the obligation to pay to the Paying Agent for further distribution to the Company Securityholders the Revenue Shares as set forth in Section 2.13(a)(ii) with respect to each Company Product and Parent’s obligations with respect to the License Agreement (and, in such event, the parties acknowledge and agree that Parent shall cease to have any continuing obligations under this Agreement with respect to the Company Products). In the event of an Acquisition by an Acquiring Entity that does have a Competing Product, Parent shall require the Acquiring Entity to agree to one of the two following options (the selection of which shall be at

***Confidential Treatment Requested

the sole option of the Acquiring Entity): (1) upon the closing of such Acquisition, pay to the Paying Agent for further distribution to the Company Securityholders and Carve Out Participants, as applicable, a non-refundable amount (which the parties hereto acknowledge and agree shall be in full satisfaction of all Milestone Payment obligations under this Agreement) equal to the greater of (A) […***…]; or (2) assume all of Parent’s obligations with respect to the Company Products under this Agreement, subject to all the limitations and qualifications included in this Agreement with respect to such obligations, including Parent’s obligation to pay to the Paying Agent for further distribution to the Company Securityholders and Carve Out Participants, as applicable, the Revenue Shares owed in accordance with Section 2.13(a)(ii) on Cumulative Cash Sales of the Company Products (and, in such event, the parties acknowledge and agree that Parent shall cease to have any continuing obligations under this Agreement with respect to the Company Products) and to agree to pay to the Paying Agent for further distribution to the Company Securityholders and Carve Out Participants, as applicable, an amount corresponding to the Revenue Share with respect to sales of the Acquiring Entity’s Competing Products that compete with such Company Product. In the event that Revenue Milestone Period for a Company Product started prior to the closing of such Acquisition, the Revenue Milestone Period for Competing Products to such Company Product shall be coterminous with the Revenue Milestone Period for such Company Product. In the event that the Revenue Milestone Period for a Company Product has not commenced as of such closing, the Revenue Milestone Period for both such Company Product and such Competing Products shall commence on the later of the closing of such Acquisition and the date on which the Acquiring Entity’s Cumulative Cash Sales (which for purposes of this sentence shall include commercial sales (measured using an analogous definition for such Acquiring Entity as “Commercial Sales” hereunder) of such Competing Products) of such Company Product and such Competing Products first exceed the sales threshold set forth in the definition of Revenue Milestone Period for such Company Product; provided that such threshold is achieved on or before the applicable date set forth in the definition of Revenue Milestone Period; and provided further (in the event that the Revenue Milestone Period for such Company Product has not commenced as of such closing) that the Acquiring Entity shall not be obligated to pay the Revenue Share on Competing Products to such Company Product if Parent or the Surviving Corporation provided the Stockholders’ Representative with written notice, not less than thirty (30) days prior to such closing, that it terminated all development and commercialization of such Company Product in accordance with Section 2.13(f). For purposes of this Section 2.13(i), “Competing Product” means, with respect to a Company Product, […***…]. For clarity, a Competing Product to the Distal Protection Device will only be […***…]

***Confidential Treatment Requested

[…***…]. To determine the portion of the amount of any payment in lieu of Milestone Payment pursuant to Section 2.13(i)(1) that is payable to the Company Securityholders, the amount of such payment shall first be reduced by the amount of any Carve Out Payments owed in respect of such payments in lieu thereof pursuant to the Carve Out Plans and the amount of any Employment Taxes thereon. For purposes of this Section 2.13(i), the “Total Acquisition Product Payout Amount” shall mean the sum of all Acquisition Product Payout Amounts. For purposes of this Section 2.13(i), “Acquisition Product Payout Amount” shall mean, subject to Section 2.13(h), for each Company Product, an amount that is calculated as follows:

Acquisition Product Payout Amount = […***…]

[…***…] =	[…***…]

[…***…] =	[…***…]

[…***…] =	[…***…]

2.14      Total Merger Consideration.  Notwithstanding anything to the contrary set forth herein, the aggregate payments to all Company Securityholders in respect of their Company Securities and to all Carve Out Participants in respect of their interest in the Carve Out Plans shall not exceed the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND NEWCO

The Company and Newco represent and warrant to Parent and Merger Sub as of the date hereof, except as set forth in the disclosure letter supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”) (which Company Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III, and no disclosure shall be deemed to apply with respect to any section or subsection to which it does not expressly apply unless it is

***Confidential Treatment Requested

reasonably apparent from such disclosure that application to another section or subsection is appropriate, in which case such disclosure shall also qualify and apply to such other section or subsection), as follows:

3.1        Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)        Organization; Standing and Power.  The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The jurisdictions in which the Company is licensed or qualified to do business as a foreign corporation are set forth on Section 3.1(a) of the Company Disclosure Letter. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Section 3.1(a) of the Company Disclosure Letter.

(b)        Charter Documents.  The Company has delivered or made available to Parent the Company’s minute book that contains accurate and complete copies of: (i) the Certificate of Incorporation and Bylaws of the Company, each as amended as of the date hereof (collectively, the “Company Charter Documents”); (ii) the stock records of the Company; and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the Board of Directors of the Company and all committees thereof. The Company is not in violation of any of the provisions of the Company Charter Documents and each instrument is in full force and effect. Section 3.1(b) of the Company Disclosure Letter accurately sets forth (i) the names of the members of the Company’s Board of Directors, (ii) the names and members of each committee of the Company’s Board of Directors, and (iii) the names and titles of the Company’s officers.

(c)        Subsidiaries.  The Company does not have, nor has it ever had any Subsidiaries (as defined below). The Company does not own any controlling interest in any Person and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Person. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Person. The Company has not guaranteed or is not responsible or liable for any obligation of any other Person. Neither the Company nor any of its stockholders has ever approved or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company’s business or affairs. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other entity, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

3.2        Capital Structure.

(a)        Capital Stock. The authorized capital stock of the Company consists of: (i) 35,000,000 shares of Company Common Stock, par value $0.001 per share and (ii) 25,479,348 shares of Company Preferred Stock, 939,023 of which shares have been designated as Series A Preferred Stock, 303,843 of which shares have been designated as Series B Preferred Stock, 11,236,482 of which shares have been designated as Series C Preferred Stock, and 13,000,000 of which shares have been designated as Series D Preferred Stock. As of the date hereof: (i) 711,454 shares of Company Common Stock were issued and outstanding; (ii) 939,022 shares of Series A Preferred Stock were issued and outstanding; (iii) 288,459 shares of Series B Preferred Stock were issued and outstanding; (iv) 11,236,482 shares of Series C Preferred Stock were issued and outstanding; and (v) 12,280,640 shares of Series D Preferred Stock were issued and outstanding. As of the date hereof, the Company has reserved (x) 15,384 shares of Series B Preferred Stock for issuance pursuant to outstanding warrants, (y) 2,198,547 shares of Company Common Stock for issuance upon exercise of options granted pursuant to the Company Option Plan, and (z) 209,700 shares of Company Common Stock for direct issuances or purchase upon exercise of Company Options to be granted in the future under the Company Option Plan. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth in Section 3.2(a) of the Company Disclosure Letter: (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; and (ii) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense, or other legally binding commitment, as in effect as of the date hereof.

(b)        Stock Options and Warrants. Section 3.2(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all Persons who, at the close of business on the date hereof, hold outstanding Company Options under the Company Option Plan indicating, with respect to each Company Option then outstanding: (i) the number of shares of Company Common Stock subject to such Company Option, and the exercise price and date of grant thereof; (ii) the date of grant of such Company Option; (iii) the applicable vesting schedule (if any), and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (iv) the date on which such Company Option expires. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which any of the outstanding Company Options were issued, and the forms of all Company Option agreements evidencing the Company Options. No Company Option has ever been amended or modified following its original issuance, whether by the Company or the Company’s Board of Directors, or directly or indirectly by amendment or modifications to the Company Option Plan. Section 3.2(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all Persons who, at the close of business on the date hereof, hold Company Warrants indicating, with respect to each Company Warrant then outstanding: (i) the number of shares and series of Company Common Stock or Preferred Stock that each Company Warrant has the right to purchase; (ii) the date of issuance of such Company Warrant;(iii) the exercise price of each Company Warrant held of record by each such holder of Company Warrants; (iv) the applicable vesting schedule (if any), and the extent to which such Company Warrant is vested and exercisable as of the date of this Agreement; and (v) the date on which such Company Warrant expires. The Company has made available to Parent accurate and complete copies of all Company Warrant agreements evidencing the Company Warrants. If any holder of a Company Warrant does not exercise such warrant or does not otherwise elect to convert such warrant for its applicable portion of Merger Consideration, such Company Warrant will, provided any advance notice period set forth in such Company Warrant has then expired, at the Effective Time, be terminated pursuant to the terms of such Company Warrant, and no Company Warrant Merger Consideration in respect of such Company Warrant will be payable in respect thereof.

(c)        Other Securities.    Except as otherwise set forth in this Section 3.2, as of the date hereof, there are no: (i) subscriptions, warrants, options, convertible securities or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company authorized or outstanding; and (ii) subscriptions, convertible securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting debt or other voting securities of the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. Except as set forth on Section 3.2(c) of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, or similar rights, including rights issued by the Company that are derivative of the price of any capital stock with respect to the Company. There are no declared and unpaid dividends on any shares of Company Capital Stock. Following the consummation of the transactions contemplated by this Agreement, neither Parent nor the Surviving Corporation will have any obligation to make any payment to any Person with respect to the ownership of any Company Capital Stock other than payment of the Merger Consideration as required under Article II or any payment in respect of any Dissenting Shares.

(d)        Legal Requirements.    All outstanding shares of Company Capital Stock, all outstanding Company Options and all Company Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and all other applicable Legal Requirements (as defined below). None of the Company Capital Stock was issued in violation of any preemptive rights. There are not any outstanding Contracts requiring the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company. Except as set forth on Section 3.2(d) of the Company Disclosure Letter, the Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company and there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, the Company. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

3.3        Authority; Non-Contravention; Necessary Consents.

(a)        Authority.    The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the approval and adoption of this Agreement and the License Agreement by the Company’s stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the unanimous vote of the Company’s Board of Directors. The Company’s Board of Directors has unanimously determined that the Merger is advisable and fair and in the best interests of the Company and the Company’s stockholders and recommended approval of this Agreement and the Merger by the Company’s stockholders and directed that the Merger be submitted for consideration by the Company’s stockholders. No other corporate proceedings on the part of the Company or Newco are necessary to authorize the execution and delivery of this Agreement and the License Agreement, to perform its obligations hereunder and thereunder or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only to the approval and adoption of this Agreement by the Company’s stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of (i) a majority of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted to Company Common Stock basis), voting together as a single class, (ii) a majority of the issued and outstanding shares of Company Preferred Stock, voting together as a single class, (iii) a majority of the issued and outstanding shares of Series D Preferred Stock and (iv) a majority of the issued and outstanding shares of Company Common Stock, to adopt this Agreement, are the only votes of the holders of any class or series of the Company Capital Stock necessary to adopt this Agreement and the License Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby (the “Required Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub and with respect to Article VIII only the Stockholders’ Representative, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(b)        Non–Contravention.    The execution and delivery, and the performance and compliance, of this Agreement by the Company, and the consummation of the Merger and the other transactions contemplated hereby, does not and will not (with or without notice or lapse of time): (i) conflict with or violate any provision of the Company Charter Documents; (ii) subject to obtaining the approval and adoption of this Agreement by the Company’s stockholders as contemplated in Section 3.3(a) and compliance with the requirements set forth in Section 3.3(c), conflict with or violate any Legal Requirement applicable to the Company or by which the Company or any of its properties are bound or affected; (iii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Governmental Order; (iv) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or (v) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any Person under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company (other than a Permitted Lien) pursuant to any Company Material Contract (as defined in Section 3.16(a)).

(c)        Necessary Consents.    No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality (a “Governmental Entity”) or party to a Company Material Contract is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and satisfaction of such other requirements of the comparable laws of other jurisdictions, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (iv) such other consents, authorizations, filings, approvals and registrations set forth in Section 3.3(c) of the Company Disclosure Letter, and (v) such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not reasonably be expected to cause a material detriment or impose a material liability on Parent or the Surviving Corporation. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in clauses (i) through (iii) are referred to herein as the “Necessary Consents.”

3.4        Financial Statements.    The Company has delivered to the Parent a complete copy of the Company’s unaudited balance sheet, income statement and statement of cash flows of the Company as of the nine (9) month period ended September 30, 2012, and the unaudited balance sheet, income statement and statement of cash flows of the Company for the year ended December 31, 2011 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements present fairly in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company’s unaudited balance sheet as of September 30, 2012, is referred to as the “Company Balance Sheet” and the date thereof the “Balance Sheet Date.” The Company (i) makes and keeps accurate books and records that fairly reflect the transactions and dispositions of assets of the Company, and (ii) maintains internal accounting controls which provide reasonable assurance that (x) transactions are recorded as necessary to permit preparation of their respective financial statements, (y) receipts and expenditures are made only in accordance with general or specific authorizations of managers of the Company, and (z) access to their respective assets is permitted only in accordance with general or specific authorizations of management and directors of the Company.

3.5        Undisclosed Liabilities; Closing Date Cash and Liabilities.    Except as set forth or reflected or reserved against on the Company Balance Sheet, since the Balance Sheet Date through the date hereof, the Company has no liabilities of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the Company, except for (i) liabilities shown on the Company Balance Sheet, (ii) liabilities which have arisen in the ordinary course of business consistent with past practice since the Balance Sheet Date, (iii) liabilities incurred pursuant to Contracts in effect as of the date hereof and listed in the Company Disclosure Letter, or (iv) liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

3.6        Absence of Certain Changes or Events.

(a)        Since the Balance Sheet Date and through the date hereof, there has not been any event, fact or circumstance which has resulted or which would reasonably be expected to result in a Material Adverse Effect on the Company.

(b)        Since the Balance Sheet Date through the date hereof, there has not been: (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company Capital Stock, (ii) any purchase, redemption or other acquisition by the Company of any of the Company Capital Stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company Capital Stock, (iv) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (v) any material revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business, (vi) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company, (vii) other than the issuance of Company Common Stock upon the exercise of Company Options, the Company has not sold, issued or authorized the issuance of (a) any Company Capital Stock or other securities of the Company, (b) any option or right to acquire any Company Capital Stock or other securities of the Company, or (c) any instrument convertible into or exchangeable for any Company Capital Stock or other security of the Company, (viii) any capital expenditure (as determined in accordance with GAAP) which, when added to all other capital expenditures made on behalf of the Company since the Balance Sheet Date, exceeds $25,000, (ix) any pledge of any of the Company’s assets, and the Company has not otherwise permitted any of its assets to become subject to any Lien (other than Permitted Liens), or (x) any loan by the Company to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business and consistent with the Company’s past practice), and the Company has not incurred or guaranteed any Indebtedness for borrowed money.

3.7        Taxes.

(a)        Definition.    For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, any liability for the payment of any amounts of the type described above in this Section 3.7(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor entity, and any liability for the payment of any of the foregoing amounts as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period.

(b)       Tax Returns and Audits.

(i)        The Company has prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable Legal Requirements in all material respects.

(ii)        The Company has paid or withheld all Taxes required to be paid or withheld and have paid over to the appropriate Tax authority all such Taxes.

(iii)        The Company has not executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.

(iv)        No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination, and the Company has no Knowledge that any such action or proceeding is being contemplated. There is no Tax deficiency outstanding, assessed or proposed against the Company. No claim has ever been made by any Tax authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company is not a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes.

(v)        The Company has no liabilities for unpaid Taxes which have not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement.

(vi)       There are no Liens on the assets of the Company relating to or attributable to Taxes other than Permitted Liens.

(vii)       The Company is not, nor has been during the five-year period ending on the Closing Date, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(viii)      The Company (a) has never been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) does not owe any amount under any Tax sharing, indemnification or allocation agreement, (c) has no liability for the Taxes of any Person (other than Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, or (d) has not been a party to any joint venture, partnership or other agreement that is treated as a partnership for Tax purposes.

(ix)        The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code during the two-year period ending on the Closing Date.

(x)         The Company has delivered or made available to Parent or its legal counsel, copies of all income Tax Returns and all other material Tax Returns for the Company filed for all Tax periods ended on or after December 31, 2006, other than immaterial information Tax Returns (e.g., Forms W-2 and 1099).

(xi)        The Company has not engaged in any reportable transaction under Treasury Regulation Section 1.6011-4(b), including a transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xii)        The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income for any Tax period or portion thereof after the Closing as a result of (a) any change in method of accounting under Section 481 of the Code for any Tax period or portion thereof ending on or prior to the Closing, (b) closing agreement under Section 7121 of the Code executed prior to the Closing, (c) deferred inter-company gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (a), (b) and (c), under any similar provision of applicable law), (d) installment sale or open transaction disposition consummated prior to the Closing or (e) prepaid amount received prior to the Closing.

(xiii)        The Company is in full compliance with all terms and conditions of any applicable Tax exemption, Tax relief, Tax holiday or other Tax reduction agreement, order or legislative provision (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xiv)        The Company is not and has never been a resident for any Tax purpose or otherwise subject to Tax in any country other than its country of incorporation or formation. The Company is not and has never been liable for any Tax as the agent of any other Person or business or constitutes a permanent establishment or other place of business of any other Person, business or enterprise for any Tax purpose.

(xv)         The Company is in compliance in all respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of CS Delaware. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

3.8    Intellectual Property.

(a)     Registered Intellectual Property; Proceedings.    Section 3.8(a) of the Company Disclosure Letter lists as of the date hereof (i) all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and (ii) any litigation, opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation, objection, claim or other equivalent proceeding or action pending (other than with respect to proceedings or communications with national or regional patent offices) or, to the Knowledge of the Company, asserted with respect to any Company Registered Intellectual Property. The Company has exclusive ownership of all Company Registered Intellectual Property, free and clear of all Liens.

(b)        Ownership; No Orders or Actions. The Company owns, or is licensed or otherwise possesses legal rights of use under, all Intellectual Property used in and material to the business of the Company as of the Effective Date. No Company Intellectual Property is subject to any proceeding or outstanding order by any Governmental Entity restricting the use, transfer, or licensing thereof by Company. There is not now, and there has not been at any time in the past, any pending or threatened action by any third party contesting Company’s ownership interest or other rights in the Company Intellectual Property.

(c)        Registration. All necessary registration, maintenance and renewal fees for each item of Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Entities for the purposes of prosecuting, maintaining or perfecting such Company Registered Intellectual Property.

(d)        Company IP Contracts.

(i)         Section 3.8(d) of the Company Disclosure Letter lists as of the date hereof all Company IP Contracts.

(ii)        (A) All of the Company IP Contracts are in force and effect and (B) the Company is not in material breach thereof and, to the Knowledge of the Company, the other party thereto is not in material breach thereof.

(iii)        The consummation of the Merger will not result in the breach or violation of any Company IP Contract, nor will it result in any other party thereto having the right to modify, cancel, terminate or otherwise suspend the operation thereof.

(iv)        Following the Effective Time, the Surviving Corporation will, pursuant to the terms of the Company IP Contracts, be permitted to exercise all of the Company’s rights under all Company IP Contracts (including, without limitation, the right to receive royalties), to the same extent the Company would have been able to had the Merger not occurred and without being required to pay any material additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had the Merger not occurred.

(v)        The Merger will not reasonably result in the Company or any of its Affiliates being subject to any non-compete or exclusivity restriction with respect to any Company Intellectual Property.

(e)        No Infringement.    To the Knowledge of the Company, neither the Company nor any Company Intellectual Property infringes or misappropriates the Intellectual Property of any third Person. The Company has not violated, and is not violating, any Legal Requirements relating to unfair competition or unfair trade practices.

(f)        No Notice of Infringement.    The Company has not received written notice from any third Person that the Company or any Company Intellectual Property infringes or misappropriates the Intellectual Property of such third Person or that the Company has violated, or is violating, any Legal Requirement relating to unfair competition or unfair trade practices.

(g)        No Third Party Infringement.    To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(h)        Proprietary Information Agreements; Assignment of Rights.    The Company has taken reasonable steps to protect the Company’s confidential information and trade secrets. All right, title and interest to any Company Intellectual Property conceived or developed by any employee, officer, independent contractor, consultant or other Person during the conduct of his, her or its employment, contracting, consulting or advisory relationship with the Company has been fully and properly assigned to the Company, except as set forth in Section 3.8(h) of the Company Disclosure Letter, and is not subject to any rightful claim of ownership by any third party. The Company has secured from all of its consultants, employees and independent contractors who individually or jointly contributed to the conception, reduction to practice, creation or development of any Company Intellectual Property an assignment of exclusive ownership of all such consultant’s, employee’s, or independent contractor’s Intellectual Property rights in such contribution that the Company does not already own by operation of law, and such consultant, employee, or independent contractor, as applicable, has not retained any rights or licenses, including the right to receive royalties or other compensation, with respect thereto, except as set forth in Section 3.8(h) of the Company Disclosure Letter. Without limiting the foregoing, the Company has obtained proprietary information and invention disclosure and assignment and/or consulting agreements from all current and former employees, consultants and independent contractors of the Company that assign and require assignment to the Company of all right, title and interest in Intellectual Property developed by such employees, consultants and independent contractors in their capacity as employees, consultants or independent contractors to the Company. To the Knowledge of the Company, no employee of the Company nor any consultant of the Company has entered into any agreement, during or prior to the term of such employment or consultancy, that conflicts in any material way with the work for which the employee or consultant has been engaged by the Company or requires the employee or consultant to transfer, assign, or disclose information concerning, his or her work for the Company to anyone other than the Company, except as set forth in Section 3.8(h) of the Company Disclosure Letter.

    (i)      No Government Funding; No Academic Affiliations.

(i)        No government funding or funding from any Person (other than loans or funds received in consideration for the Company share capital) was used in the development of the Company Intellectual Property.

(ii)        Except as set forth in Section 3.8(i)(ii) of the Company Disclosure Letter, no facilities of a university, college, other educational or medical institution or research center was used in the development of the Company Intellectual Property.

(iii)        Except as set forth in Section 3.8(i)(iii) of the Company Disclosure Letter, to the Knowledge of the Company, no employee, consultant or independent contractor who was involved in, or contributed to, the creation or development of any Company Intellectual Property, has performed any services for any government, university, college, or other educational, academic or medical institution or research center during a period of time during which such Person was also performing services for the Company.

3.9        Compliance; Permits.

(a)     Compliance.    The Company is not, and has never been, in any material respect in conflict with, or in default or in violation of, any Legal Requirement applicable to the Company or by which the Company or any of its respective businesses or properties is bound or affected. The Company has not received, at any time, any written notice or other written communication from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement. There is no judgment, award, injunction, order or decree binding upon the Company, or any of its assets or properties, or to the Knowledge of the Company, any of the Company’s directors, officers or employees (in their capacities as such).

(b)     Permits.    The Company holds, to the extent legally required, all permits, licenses, certificates, franchises, permissions, variances, clearances, consents, registrations, listings, exemptions, and approvals (“Permits”) from Governmental Entities, including the U.S. Food and Drug Administration (“FDA”) that are material to the Company’s business taken as a whole (collectively, “Company Permits”). Section 3.9(b) of the Company Disclosure Letter sets forth each Company Permit, and the Company has delivered or made available to Parent accurate and complete copies of all such Company Permits. As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened in writing, and to the Company’s Knowledge there are no facts that would reasonably be expected to result in any such suspension or cancellation. The Company is in compliance in all material respects with the terms of the Company Permits and, as of the date hereof, has not received any written notice or other written communication from any Governmental Entity regarding any actual or possible violation of or failure to comply with any term or requirement of any Company Permit.

3.10        Litigation.    There are no claims, suits, actions, mediations, arbitrations, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11        Brokers’ and Finders’ Fees; Fees and Expenses.    Except for fees payable to Piper Jaffray & Co. pursuant to an engagement letter dated November 28, 2011 and fees payable pursuant to the Lindholm Consulting Agreement, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

3.12        Employee Benefit Plans.

(a)        Schedule.    Section 3.12(a) of the Company Disclosure Letter sets forth a list as of the date hereof of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent (i) required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Legal Requirements (as previously disclosed to Parent in writing) or (ii) as required by this Agreement), or intends to adopt or enter into any Company Employee Plan or Employee Agreement.

(b)        Documents. The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the

Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all material written materials provided to any Employee relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any ERISA Affiliate under any Company Employee Plan; (vii) all IRS determination, opinion, notification and advisory letters, and all applications and material correspondence to or from the IRS or the DOL with respect to any such application or letter; (viii) all material correspondence to or from any governmental agency in the last six (6) years relating to any Company Employee Plan; (ix) the three (3) most recent plan years discrimination tests for each Company Employee Plan for which such test is required; and (x) all COBRA forms and related notices.

(c)        Benefit Plan Compliance.    In all material respects, each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA or the Code. The Company does not sponsor any Company Employee Plan intended to be qualified under Section 401(a) of the Code or any trust intended to qualify under Section 501(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that would reasonably be expected to result in any material liability. There are no current actions, suits or claims pending, or, to the Knowledge of the Company, threatened in writing or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no material audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened in writing by any Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made or otherwise provided for all contributions and other payments required by and due under the terms of each Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses).

(d)        No Pension or Welfare Plans.    Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or

(iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(e)        No Post-Employment Obligations.    No Company Employee Plan or Employee Agreement provides, reflects or represents any liability on behalf of the Company to provide post-termination: payments (whether of severance pay, change of control or otherwise), equity acceleration, forgiveness of Indebtedness, vesting, retiree benefits, increase in benefits or obligation to fund benefits, with respect to any Employee, except as may be required by COBRA or other applicable statute. The Company has delivered to Parent accurate and complete copies of all Company Employee Plans, Employee Agreements, employee manuals and handbooks, policy statements, and other material relating to the employment of the current and former Employees.

(f)         Effect of Transaction.

(i)        Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan or Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii)        No payment or benefit which will or may be made by the Company with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a parachute payment within the meaning of Code Section 280G(b)(2). There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(g)         Employment Matters.    The Company: (i) is, and at all times has been, in compliance with all applicable Legal Requirements, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other governmental body, respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, worker classification (including the proper classification of workers as independent contractors and consultants), wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Employees, former Employees or prospective Employees; (ii) has withheld and reported all amounts required by any Legal Requirement or contract to be withheld and reported with respect to wages, salaries and other payments to any Employee; (iii) has no liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Employee (other than routine payments to be made in the normal course of business and consistent with past practice). Since 2009, the Company has not effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company. Except as listed on Section 3.12(g) of the Company Disclosure Letter, no Employee of the Company has been discharged or has resigned in the last twelve (12) month period.

(h)        Labor.    The Company is not a party to any collective bargaining agreement or a contract with a labor organization, trade or labor union, employees’ association or similar organization representing any of its Employees; and no collective bargaining agreement or other similar labor related contract is currently being negotiated by the Company. There is no labor dispute, strike or work stoppage against the Company pending or, to the Knowledge of the Company, threatened or reasonably anticipated which may interfere with the business activities of the Company. Neither the Company nor any of its representatives or Employees has committed or engaged in any material unfair labor practice in connection with the operation of the business of the Company. There are no legal proceedings, actions, suits, claims, disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated, relating to any Company Employee Plan, Employee Agreement, collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, safety, retaliation, harassment, immigration or discrimination matter involving any Employee, including charges of unfair labor practices, discrimination, retaliation or harassment complaints.

(i)        Employee Census.    Section 3.12(i) of the Company Disclosure Letter accurately sets forth, with respect to each Employee of the Company, including any Employee currently on a leave of absence: (i) the name of each such Employee, and the Company hire date for each such Employee; (ii) such Employee’s title; (iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, incentive and/or bonus; fringe benefits, profit sharing payments and any other payments or benefits of any type) received by such Employee from the Company with respect to the last completed fiscal year; (iv) such Employee’s current vacation balance; (v) such Employee’s annualized compensation as of the date of this Agreement; (vi) each Company Employee Plan in which such Employee participates or is eligible to participate; and (vii) each Employee’s status as exempt or non-exempt under the Fair Labor Standards Act or similar state law. Except as set forth on Section 3.12(i) of the Company

Disclosure Letter, the employment of each such Employee is terminable by the Company at will, without payment of severance or other compensation or consideration, and no Employee of the Company has given notice to the Company, nor does the Company otherwise have Knowledge, that any such Employee intends to terminate his or her employment with the Company.

(j)        Consultants and Independent Contractors. The Company has provided to Parent a true, correct and complete list of all of its current consultants, independent contractors, and advisory board members, including a description of (i) such Person’s services, duties and responsibilities, (ii) the amount paid to each such Person in calendar year 2011 and for the ten (10) months ended October 31, 2012, and (iii) the hourly pay rate or other compensatory arrangements with respect to each such Person. No current or former consultant, independent contractor, or advisory board member could reasonably be deemed to be a misclassified employee, and no consultant, independent contractor, or advisory board member is eligible to participate in any Company Employee Plan.

(k)        International Employee Plan.    Neither the Company nor any ERISA Affiliate currently, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

(l)        Section 409A Compliance.    Except as set forth in Section 3.12(l) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate is a party to any agreement, contract, arrangement or plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. Neither the Company nor any of its ERISA Affiliates is a party to, or otherwise obligated under, any Contract that provides for a gross up of Taxes imposed by Section 409A of the Code. Each nonqualified deferred compensation plan maintained or sponsored by the Company or any of its ERISA Affiliates (as defined in Section 409A(d)(1) of the Code) has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1), and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code. No Company Option, stock appreciation right, or other right to acquire Company Common Stock or other equity of the Company or any of its ERISA Affiliates granted to or held by an individual or entity who is or may be subject to United States taxation provides for a deferral of compensation within the meaning of Section 409A of the Code.

(m)      Company Employee Indebtedness.    Section 3.12(m) of the Company Disclosure Letter sets forth any and all Indebtedness owed to the Company by any Company Employee.

3.13    Real Property.    The Company does not own any real property. Section 3.13 of the Company Disclosure Letter sets forth a list of the real property currently leased, subleased or licensed by or from the Company (the “Leased Real Property”) and identifies the address or legal description of each parcel of Leased Real Property. The Company has provided or otherwise made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the Leased Real Property, including all amendments, terminations and modifications thereof (the “Leases”). Each of the Leases is in full force and effect. There is not, under any of the Leases, any material default by the Company, nor, to the Knowledge of the Company, by any other party thereto. There are no other parties occupying the Leased Real Property other than the Company. The Leased Real Property is in operating condition (normal wear and tear excepted). All obligations, if any, of the parties to each of the Leases under the terms of each such Lease with respect to improvements or repairs to the Leased Real Property have been fully performed, and all allowances, reimbursements or other obligations of the parties to each of the Leases for the payment of monies to or for the benefit of the other have been fully paid, all in accordance with the terms of each such Lease. The Company is not required to remove any tenant improvements or restore the Leased Real Property prior to the termination of any Lease.

3.14    Assets.    The Company owns, and has good, valid and marketable title to, all tangible assets purported to be owned by it, including (i) all assets reflected on the Company Balance Sheet, and (ii) all other assets reflected in the Company’s books and records as being owned by the Company. All of such assets are owned by the Company free and clear of any Liens, other than Permitted Liens, except as reflected in the Financial Statements. With respect to the material machinery, equipment, furniture, fixtures and other tangible property and assets purported to be owned, leased or used by the Company, the Company owns all such assets free and clear of all Liens, except Permitted Liens. All items of equipment and other tangible assets owned by or leased to the Company (a) are structurally sound, free of defects and deficiencies and in good condition (normal wear and tear expected), (b) comply in all respects with, and are being operated and used in compliance with all applicable Legal Requirements, and (c) are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted and as the Company currently proposes to conduct its business. For purposes of clarity, this Section 3.14 does not relate to real property (such items being the subject of Section 3.13) or Intellectual Property (such items being the subject of Section 3.8).

3.15    Environmental Matters.    The Company is and at all times has been in compliance in all material respects with all applicable Environmental Laws (as defined below) . The Company holds, to the extent legally required, all Permits required pursuant to Environmental Laws that are material to the operation of the business of the Company taken as a whole (“Environmental Permits”). Section 3.15 of the Company Disclosure Letter sets forth all Environmental Permits currently held by the Company pursuant to any Environmental Law. The

Company is in compliance in all material respects with the terms of the Company’s Environmental Permits. The Company has not received any notice or other communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging any claim, violation of or liability under any Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that such current or proper owner or the Company is not in compliance with any Environmental Law. For the purposes of this Section 3.15, “Environmental Laws” means all applicable Legal Requirements relating to pollution or protection of human health or the environment, including laws and regulations relating to Releases (as defined below) or threatened Releases of Hazardous Materials (as defined below), (ii) “Hazardous Materials” means chemicals or substances which are designated by a Governmental Entity as a “pollutant”, “contaminant”, “toxic”, “hazardous” or “radioactive”, including without limitation friable asbestos, petroleum and petroleum products or any fraction thereof, and (iii) “Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(22). The parties agree that the only representation and warranties related to Environmental Laws, Environmental Permits, and Hazardous Materials are those included in Section 3.15 of this Agreement.

3.16    Contracts.

  (a)      Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean (other than purchase orders for which the underlying goods or services have been delivered or received):

    (i)        any Contract containing any covenant (A) limiting the right of the Company to engage or participate with any other Person, in any line of business, market or geographic area, (B) granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, or rights of first negotiation to any Person, or (C) otherwise limiting the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any components, parts or services;

    (ii)        any Contract pursuant to which the Company has continuing material obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company and which may not be terminated without penalty upon notice of ninety (90) days or less;

    (iii)        any licenses, sublicenses and other Contracts pursuant to which any Person is granted any rights to any Company Intellectual Property, pursuant to which the

Company has agreed to any restriction on the right of the Company to use or enforce any rights in or with respect to any Company Intellectual Property or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company Intellectual Property;

(iv)    any licenses, sublicenses or other Contracts pursuant to which the Company acquired or is granted any rights to Intellectual Property owned by a third party or pursuant to which the Company is granted the right to market, resell or distribute any products, technology or services of any Person;

(v)    any Contract for the purchase, sale or license of materials, supplies, equipment, services or Intellectual Property or other assets involving in the case of any such Contract more than $25,000 per annum, or $100,000 in the aggregate;

(vi)    (A) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons, or (B) any Contract that involves the payment of royalties to any other Person (including, without limitation, up-front fees, maintenance fees, minimum annual fees or payments, or milestone fees or payments);

(vii)    any Contract relating to any collaboration or joint venture involving Intellectual Property in which the Company has or purports to have rights or any sharing of revenues, profits, losses, costs, or liabilities, including Contracts involving investments by the Company in, or loans by the Company to, any other Person;

(viii)    any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative Contract pursuant to which any Person has a right to market, resell or distribute any Company Product;

(ix)    any Contract for the employment of any director, officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company that, in each case, is not immediately terminable by the Company without cost or liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement, or any subsequent condition or event, or on account of any Contract that is entered into in connection with this Agreement;

(x)    any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or other securities of the Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

(xi)    any Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(xii)    any Contract resulting in the creation of any Lien with respect to any asset of the Company other than Permitted Liens;

(xiii)    any Contract of guarantee, indemnification, assumption or endorsement of, or any similar commitment with respect to, the liabilities or Indebtedness of any other Person;

(xiv)    any mortgage, promissory note, loan agreement or other Contract relating to Indebtedness for borrowed money, any currency exchange, commodities or other hedging, forward swap or other derivative arrangement, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(xv)    any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets license or otherwise, or any contract pursuant to which it has a material ownership interest in any other Person;

(xvi)    any Contract with any Governmental Entity or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement or task or delivery order;

(xvii)    any settlement order;

(xviii)    any Contract that has a term of more than 90 days and that may not be terminated by the Company (without penalty) within 90 days after the delivery of a termination notice by the Company; and

(xix)    any other Contract or obligation not listed in clauses (i) through (xviii) that individually had or has a value or payment obligation in excess of $25,000 per annum or $100,000 in the aggregate (including, without limitation, up-front fees, maintenance fees, minimum annual fees or payments, milestone fees or payments and any other consideration).

(b)    Schedule.    Section 3.16(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company is a party or is bound by as of the date hereof. The Company has delivered to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form.

(c)      No Breach.    All Company Material Contracts are enforceable in accordance with their terms against the Company and, to the Knowledge of the Company, against the other parties thereto except in each case as enforcement may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. The Company has not violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, or would give any third party (A) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (B) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (C) the right to cancel, terminate or modify any Company Material Contract. As of the date hereof, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Company Material Contract. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to renegotiate any amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract. The consummation of the transactions contemplated hereby shall not result in any payment or payments becoming due from the Company, the Surviving Corporation or Parent to any Person under any Company Material Contract or give any Person the right to terminate or alter the provisions of any Company Material Contract.

(d)      Consent.    Section 3.16(d) of the Company Disclosure Letter sets forth an accurate and complete list of all consents required under any Company Material Contract to consummate the Merger and the other transactions contemplated by this Agreement.

3.17    Regulatory Compliance.

  (a)      The Company is and has been, and is and has been operating its business (including the manufacture, import, export, testing, development, processing, packaging, labeling, indications of use, storage, marketing, and distribution of any Company Product), in material compliance with, all applicable Legal Requirements, Company Permits and orders administered by the FDA, PMDA and other Governmental Entities for any Company Product.

  (b)      During the three (3) year period prior to the Closing Date, no Company Product acquired or developed by or on behalf of the Company or manufacturing site of any such Company Product has been subject to a Governmental Entity (including FDA and PMDA)

shutdown or import or export prohibition, nor has the Company received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters,” other written, or to the Knowledge of the Company, requests or requirements from any Governmental Entity to make changes to any Company Product that if not complied with would reasonably be expected to result in a material liability to the Company, or similar written notice from the FDA, PMDA or other Governmental Entity in respect of the Company’s business alleging or asserting noncompliance with any applicable Legal Requirements, Company Permits or requests or requirements of a Governmental Entity. To the Knowledge of the Company, neither the FDA, PMDA nor any other Governmental Entity is considering any such action. Except as set forth in Section 3.17(b) of the Company Disclosure Letter, no vigilance report or medical device report with respect to any Company Product acquired or developed by or on behalf of the Company has been reported as of the date of this Agreement and, to the Company’s Knowledge, there are no facts, circumstances, or conditions that would reasonably be expected to form the basis for a requirement that such a report should be filed.

  (c)      All preclinical and clinical trials being conducted by or on behalf of the Company that have been submitted to any Governmental Entity, including the FDA, PMDA and their counterparts worldwide, in connection with any Company Permit, are being or have been conducted in compliance in all material respects with the experimental protocols, procedures and controls required pursuant to applicable Legal Requirements. To the Knowledge of the Company, none of the clinical investigators participating in Company trials has been or is disqualified, restricted from participating in such trials or otherwise sanctioned by the FDA, PMDA or any other Governmental Entity.

  (d)      With respect to all manufacturing operations undertaken by the Company, such operations have been and are being conducted in all material respects in compliance with applicable current good manufacturing practices and regulations issued by the FDA and, to the extent applicable, any similar applicable state or foreign regulations.

  (e)      (i) All design and development activities with respect to the Company Products have been, and continue to be conducted in compliance in all material respects with the applicable provisions of FDA’s Quality System Regulation at 21 C.F.R. Part 820, and (ii) all manufacturing operations conducted by the Company with respect to Company Products are, have been, and continue to be conducted in compliance in all material respects with all applicable Legal Requirements.

  (f)      The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the Company or the Company Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal

Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or similar policies of other Governmental Entities.

  (g)      The Company has delivered or otherwise made available to Parent true and correct copies of each investigational device exemption, premarket notification (510(k)), documentation for 510(k) exemption, all Substantially Equivalent or Not Substantially Equivalent Letters, all written requests for additional information and written responses thereto from the FDA, in each case received or provided by the Company with respect to the Company Products, and where Company has changed any Company Product, a modification analysis for not submitting a 510(k) with respect to such change. The Company has not received any written notice from any Governmental Entity (i) contesting the clearance of, the uses of or sale of any Company Product or (ii) otherwise alleging any violation of any laws by the Company with respect to any Company Product.

  (h)      The Company is in compliance in all material respects with all healthcare laws applicable to the operation of its business as currently conducted, including (i) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes;; and (ii) requirements of law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with the Company Products, in each case to the extent applicable to the Company.

3.18     Insurance.  Section 3.18 of the Company Disclosure Letter lists all insurance policies maintained by, at the expense of, or for the benefit of the Company and identifies all material claims made thereunder. The Company has delivered to Parent accurate and complete copies of the insurance policies identified on Section 3.18 of the Company Disclosure Letter and each of the insurance policies identified on Section 3.18 of the Company Disclosure Letter is in full force and effect. The Company maintains insurance of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and in a similar stage of development. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of (i) any threatened termination, cancellation or invalidation of any such insurance policy, (ii) refusal of any coverage or rejection of any claim under any such insurance policy; or (iii)premium increase with respect to any such insurance policy, except in accordance with the terms thereof.

3.19     Related Party Transactions.  (a) No Related Party (as defined below) has, and no Related Party has at any time since the Company’s inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company, (b) no Related

Party is, or has been, indebted to the Company, (c) since the Company’s inception, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Material Contract, and (d) no Related Party is competing, or has at any time competed, directly or indirectly with the Company. For purposes of this Section 3.19, each of the following shall be deemed to be a “Related Party:” (i) each of the Company’s stockholders; (ii) each individual who is, or who has at any time been, an officer or director of the Company; (iii) each member of the immediate family of each of the individuals referred to in clause (i) and (ii) above; and (iv) any trust or other Person in which any one of the Persons referred to in clauses (i), (ii) or (iii) above holds beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

3.20     Foreign Corrupt Practices Act.  None of the Company, or, to the Knowledge of the Company, any employee, Company representative or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, established or maintained a secret or unrecorded fund, participated in or co-operated with an international boycott as defined in Section 999 of the Code, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence, payment, kickback or other similar unlawful payment to any officer or employee of any Governmental Entity, a member of a foreign political party or a candidate for political office in a foreign country for the purpose of influencing any act or decision of any such Person acting in her or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist the Company to obtain or retain business for or with, or in directly business to, any Person.

3.21     Newco.

   (a)         Organization; Standing and Power.  Newco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Newco.

   (b)      Capitalization.  There are no outstanding units of Newco. Newco was formed solely for the purposes of representing the interests of each Company Securityholder who shall be issued One DPD Newco Share for each Outstanding Remaining Share held by such Company Securityholder pursuant to the terms of this Agreement. Except as contemplated by this Agreement, Newco does not hold, nor has it held, any material assets or incurred any material liabilities nor has Newco carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.

   (c)      Authority; Non-Contravention; Necessary Consents.

    (i)        Authority.  Newco has all requisite corporate power and authority to enter into this Agreement, the License Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the License Agreement, the performance by Newco of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Newco and no other corporate or other proceedings or actions on the part of Newco are necessary to authorize the execution and delivery of this Agreement or the License Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. Each of this Agreement and the License Agreement has been duly executed and delivered by Newco and, assuming due execution and delivery by Parent, Merger Sub, the Company and, with respect to Article VIII only, the Stockholders’ Representative, constitutes a valid and binding obligation of Newco, enforceable against Newco in accordance with their terms except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

    (ii)        Non–Contravention.    The execution and delivery of this Agreement and the License Agreement by Newco does not, and performance and compliance of this Agreement and the License Agreement by Newco, and the consummation by Newco of the transactions contemplated hereby and thereby does not and will not (with or without notice or lapse of time): (i) conflict with or violate any provision of the operating agreement of Newco; (ii) subject to compliance with the requirements set forth in Section 3.21(c)(iii), conflict with or violate any Legal Requirement applicable to Newco or by which Newco or any of its properties or assets is bound or affected; or (iii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the License Agreement or to exercise any remedy or obtain any relief under any Governmental Order, except where such conflict or violation would not be material to Newco’s ability to consummate the Merger or to perform its obligations under this Agreement or the License Agreement.

    (iii)        Necessary Consents. No consent, approval, order or authorization of, or registration, declaration, filing or registration with, or notification to, any Governmental Entity is required to be obtained or made by Newco in connection with the execution and delivery of this Agreement or the License Agreement, the performance by Newco of its obligations hereunder or thereunder or the consummation of the Merger and other transactions contemplated hereby and thereby.

   (d)        Litigation. As of the date hereof, there are no claims, suits, actions, mediations, arbitrations, investigations or proceedings pending or, to the Knowledge of Newco, threatened against, relating to or affecting Newco, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions, proceedings, to have a Material Adverse Effect on the ability of Newco to perform its obligations under this Agreement or the License Agreement or consummate the transactions contemplated hereunder or thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

4.1         Organization; Standing and Power; Merger Sub. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.2         Merger Sub. The authorized capital stock of Merger Sub consists of one hundred (100) shares of common stock, par value $0.01 per share, of which one hundred (100) shares are issued and outstanding. Parent is the sole stockholder of Merger Sub and is the legal and beneficial owner of all one hundred (100) issued and outstanding shares. Merger Sub was formed solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

4.3        Authority; Non-Contravention; Necessary Consents.

    (a)        Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the License Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Parent and Merger Sub of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate or other proceedings or actions on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the License Agreement, or to consummate the Merger, the other transactions contemplated hereby and the transactions contemplated under the License Agreement, subject only to the approval and adoption of this Agreement and the License Agreement by Parent as Merger Sub’s sole stockholder and the filing of the Certificate of Merger pursuant to Delaware Law. Each of this Agreement and the License Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company and, with respect to Article VIII only, the Stockholders’ Representative, constitutes a valid and binding obligation of Parent, enforceable against Parent and Merger Sub in accordance with their terms except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

    (b)        Non–Contravention. The execution and delivery of this Agreement and the License Agreement by Parent and Merger Sub does not, and performance and compliance of this Agreement and the License Agreement by Parent, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby does not and will not (with or without notice or lapse of time): (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent, the certificate of incorporation or bylaws of Merger Sub; (ii) subject to compliance with the requirements set forth in Section 4.3(c), conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger

Sub or any of their respective properties or assets is bound or affected; or (iii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the License Agreement or to exercise any remedy or obtain any relief under any Governmental Order, except where such conflict or violation would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement and the License Agreement

(c)      Necessary Consents. No consent, approval, order or authorization of, or registration, declaration, filing or registration with, or notification to, any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement, the performance by Parent or Merger Sub of their respective obligations hereunder or the consummation of the Merger and other transactions contemplated hereby.

4.4      Availability of Funds. Parent currently has access to sufficient immediately available funds in cash or cash equivalents, and will at the Closing have sufficient immediately available funds, in cash, to pay the Merger Consideration and any other amounts to be paid by Parent or Merger Sub hereunder.

4.5      Litigation. As of the date hereof, there are no claims, suits, actions, mediations, arbitrations, investigations or proceedings pending or, to the Knowledge of Parent, threatened against, relating to or affecting Parent or Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions, proceedings, to have a Material Adverse Effect on the ability of Parent and Merger Sub to perform their respective obligations under this Agreement or consummate the transactions contemplated hereunder.

ARTICLE V

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

5.1      Conduct of Business by the Company.

(a)      Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, (ii) pay its debts and Taxes when due

(taking into account extensions), (iii) pay or perform other material obligations when due, and (iv) use commercially reasonable efforts consistent with past practices to preserve intact its present business organization.

(b)      Required Consent. In addition, without limiting the generality of Section 5.1(a), except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.1(b) of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following:

(i)        Cause, permit or propose any amendments to the Company Charter Documents;

(ii)       Adopt a plan of complete or partial liquidation or dissolution, or commence or agree to commence any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of the Company;

(iii)       Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(iv)       Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except repurchases of unvested shares in connection with the termination of any Employee pursuant to stock option or purchase agreements in effect on the date hereof;

(v)        Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of Company Capital Stock, or any securities convertible into shares of Company Capital Stock, or subscriptions, rights, warrants or options to acquire any shares of Company Capital Stock or any securities convertible into shares of Company Capital Stock, or enter into other agreements or commitments of any character obligating the Company to issue any such securities or rights, other than: (A) issuances of Company Capital Stock upon the exercise of Company Options, Company Warrants or other rights of the Company in accordance with their terms and (B) grants of stock options to acquire Company Common Stock or restricted stock of the Company in the ordinary course of business consistent with past practice;

(vi)        Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material to the business of the Company;

(vii)      Sell, lease, license, encumber or otherwise dispose of any properties or assets of the Company;

(viii)     Make any loans, advances or capital contributions to, or investments in, any other Person, other than employee advances made in the ordinary course of business;

(ix)       Except as required by GAAP, make any change in its methods or principles of accounting since the Balance Sheet Date;

(x)       Make or change any Tax election or adopt or change any accounting method, enter into any Tax sharing or similar agreement, settle or compromise any income Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

(xi)       Adopt or materially amend any Company Employee Plan, Employee Agreement or other employee benefit plan, material policy or arrangement, or stock option plan, or enter into any employment contract, consultant or independent contractor agreement, or collective bargaining agreement (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will”), pay any special bonus or special remuneration (cash, equity or otherwise) to any Employee (including rights to severance or indemnification), except pursuant to agreements outstanding on the date hereof and except for Change in Control Payments which are paid at Closing from the Merger Consideration, or increase the salary, wages or fees for its Employees (other than pursuant to preexisting plans, policies, or contracts that have been disclosed to Parent and are set forth in Section 5.1(b)(xi) of the Company Disclosure Letter);

(xii)      Enter into or renew any Contracts containing any non-competition or exclusivity restrictions on the Company, its Affiliates or their respective businesses;

(xiii)     Grant any severance, change of control, retention or termination pay (cash, equity or otherwise), acceleration of vesting or any other benefit to any Employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof, or adopt any new, or modify or alter any existing, severance, change of control, retention, termination, equity and/or benefit plan or policy; or

 (xiv)    Incur any Indebtedness for borrowed money or any other Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it), other than in connection with the financing of ordinary course trade payables.

(c)      No Right to Control Company Pre-Closing. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and properties.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1        Acquisition Proposals.

(a)      No Solicitation. The Company agrees that it shall not, and that it shall cause its officers, directors, agents and representatives (including any investment banker, attorney or accountant retained by the Company) not to, and shall use all reasonable efforts to cause its Employees and stockholders not to, and shall not authorize any of them to directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating any Acquisition Proposal or transaction contemplated thereby. The Company will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues or net income of the Company, or 25% or more of the aggregate equity interests of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of the aggregate equity interests of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 25%

or more of the aggregate equity interests or assets of the Company, other than the transactions contemplated by this Agreement.

(b)      Notification of Unsolicited Acquisition Proposals. Within one Business Day after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall, subject to any existing confidentiality obligation with the party making such request or inquiry, provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

6.2      Stockholder Approval. The Company shall use commercially reasonable efforts to obtain the Stockholder Approval within twenty-four (24) hours following the time of execution of this Agreement in compliance with applicable Legal Requirements. The Company shall use commercially reasonable efforts to obtain the requisite stockholder approval to approve the amendment to the Certificate of Incorporation of the Company as set forth in Exhibit C (the “Charter Amendment”) within twenty-four (24) hours following the execution of this Agreement.

6.3      Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a)      Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Non-Disclosure Agreement dated October 25, 2011 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect until the Effective Time and shall automatically terminate at the Effective Time. The Stockholders’ Representative further acknowledges and agrees that the provision of any information to it pursuant to Section 2.13 shall be subject to the execution of a confidentiality agreement by the Stockholders’ Representative in a form reasonably acceptable to Parent (the “Representative Confidentiality Agreement”). The Stockholders’ Representative shall hold such information confidential in accordance with the terms of the Representative Confidentiality Agreement and shall not use any such information except as necessary in the conduct of its duties under this Agreement; provided, that the Stockholders’ Representative’s obligations under this Section 6.3(a) and the Representative Confidentiality Agreement shall be subject to the proviso to the last sentence of Section 2.13(b).

(b)      Access to Information. The Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the Company and its business, including the status of its development efforts related to the Company Products, properties, results of operations and personnel, in each case solely for purposes of this Agreement, as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information to Parent, or (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company is bound or affected as of the date hereof, which confidentiality obligation, commitment or provision shall be disclosed to Parent, provided that disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third party. With respect to the furnishing by the Company of competitively sensitive information, including strategic and marketing plans, pricing material and customer specific data, outside antitrust counsel will be consulted prior to the exchange of such information, and such information shall not be exchanged to the extent such counsel to the Company reasonably advises against such exchange. In addition, any information obtained from the Company pursuant to the access contemplated by this Section 6.3(b) shall be subject to the Confidentiality Agreement. Any access to any of the Company’s facilities shall not include the right to perform invasive testing and shall be subject to the Company’s reasonable security measures and insurance requirements and shall not unreasonably interfere with the Company’s operations thereon.

  (c)      No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

6.4      Public Disclosure. Without limiting any other provision of this Agreement, before Parent issues its initial press release with respect to this Agreement and the transactions contemplated hereby, Parent shall provide the Company with the opportunity to review such press release and consider in good faith any comments the Company may have. The Company may not, without Parent’s prior written consent, issue any press release or make any other public statement with respect to this Agreement and the transactions contemplated hereby.

6.5      Reasonable Efforts. Upon the terms and subject to the conditions set forth herein, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all actions reasonably necessary to cause the conditions precedent to the other party’s obligations to close set forth in Article VII to be satisfied, (ii) the obtaining of all Necessary Consents, and (iii) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

6.6      Employee Benefits.

(a)      Following the Effective Time, Parent, in its sole discretion, will either (a) continue (or cause the Company to continue) to maintain the Company Employee Plans on substantially the same terms as in effect immediately prior to the Effective Time, or (b) arrange for each employee of the Company as of the Effective Time (the “Company Employees”) who remain employed by Parent, the Surviving Corporation or their respective Subsidiaries after the Effective Time (the “Company Participants”) to participate in substantially similar plans or arrangements, as determined on a plan-by-plan or arrangement-for-arrangement basis, of Parent or its applicable Subsidiary (“Parent Plans”), or (c) a combination of clauses (a) and (b) so that each Company Participant shall have benefits that are substantially similar in the aggregate to benefits provided to similarly situated employees of Parent under Parent Plans. To the extent Parent elects to have the Company Participants participate in the Parent Plans following the Closing Date, (i) each Company Participant will receive credit for purposes of eligibility to participate and vesting under such Parent Plan for years of service with the Company and its Subsidiaries prior to the Closing Date (other than for accruals under any defined benefit pension plan or participation in Parent’s employee stock purchase plan) to the same extent that such service was recognized under a similar Company Employee Plan, (ii) Parent will use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plans that are group health plans in which such Company Participants will participate in to be waived; and (iii) Parent will use commercially reasonable efforts to provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date. All vacation accrued by Company Participants under the vacation policies of the Company prior to the Effective Time shall be either cashed out or honored by Parent in accordance with applicable Legal Requirements and Parent’s policies, as determined in Parent’s discretion. The foregoing requirements in this Section 6.6(a) are subject to: (i) any required transition period, (ii) any applicable Parent Plan provisions, and (iii) the requirements of applicable laws. Nothing contained in this Agreement shall constitute or be deemed an amendment to any Parent Plan or any other compensation or benefit plan, program or arrangement. Nothing in this Section 6.6(a) shall be construed to create a right in any employee of the Company to employment with the Parent, the Surviving Corporation or any of their Subsidiaries. In each case, while a Company Employee remains employed, the base salary or regular wages as of immediately prior to the Effective Time shall not be decreased for a period of one year following the Effective Time for any Company Employee who continues to be employed by the Parent, the Surviving Corporation or their respective Subsidiaries during that period.

(b)      Parent ESPP. Parent agrees that, from and after the Closing Date, the Company Employees who become employees of Parent or any of its Subsidiaries may participate in the employee stock purchase plan sponsored by Parent (the “Parent ESPP”), subject to the eligibility terms and conditions of the Parent ESPP.

(c)      Termination Obligations. Parent shall assume any and all termination payments and obligations relating to Parent declining to offer employees of the Company continued or new employment with Parent or the Surviving Corporation, including but not limited to, any severance, termination, change of control, bonus, vacation, personal time off, sick time, or any other termination-related payment, whether in connection with a Company Employee Plan as required by applicable Legal Requirements, or otherwise.

6.7    Indemnification.

(a)      For a period of six (6) years following the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements in effect as of the date hereof between the Company and each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of the Company (the “Company Indemnified Parties”), subject to applicable Legal Requirements. For a period of six (6) years following the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of Company Indemnified Parties.

(b)      The Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the Company Indemnified Parties, in effect for six (6) years after the Effective Time insurance “tail” or other insurance policies with respect to directors’ and officers’ liability insurance for acts or omissions existing or occurring at or prior to the Effective Time in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the Effective Time under the Company’s directors’ and officers’ liability insurance policy; provided, however, that if such “tail” or other policies are not available at an annual cost not greater than 250% of the last annual premium paid prior to the date hereof under such policy (the “Insurance Cap”), then the Surviving Corporation shall notify the Stockholders’ Representative and cause to be obtained as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding the Insurance Cap.

(c)      This Section 6.7 is intended to be for the benefit of, and shall be enforceable by the Company Indemnified Parties and their heirs and personal representatives and shall be binding on the Parent and Surviving Corporation and their successors and assigns.

6.8    FIRPTA Compliance. On the Closing Date, the Company shall use commercially reasonably efforts to deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.9    Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the merger of Merger Sub with and into the Company pursuant to this Agreement.

6.10   Payment Schedule. The Company shall prepare and deliver to Parent and the Paying Agent (with a copy to the Stockholders’ Representative), not later than three (3) Business Days prior to the Closing Date, a payment schedule (the “Payment Schedule”), which shall be reasonably acceptable to Parent and the Paying Agent, which schedule shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Closing: (a) the name of each Company Securityholder and such Securityholder’s address of record; (b) the number and kind of shares of Company Capital Stock and/or Company Warrants held by such Company Securityholders and, if applicable the certificate numbers relating to such shares; (c) the creditors to whom Indebtedness is owed and their respective payoff amounts and wire instructions; (d) the creditors to whom the Transaction Expenses are owed and their respective payoff amounts and wire instructions; (e) the calculation of the Closing Merger Consideration; (f) the amount of the Closing Merger Consideration payable to each Company Securityholder; (g) the Persons to whom Change in Control Payments are owed, including the amounts owed to such Persons and with respect to payments made at Closing only, the amount of which is Employment Taxes; (h) as applicable, the amount owing to Randy Lindholm pursuant to the Lindholm Consulting Agreement; and (i) the Persons to whom Carve Out Plan Payments are owed, including the amounts owed to such Persons. Not later than three (3) Business Days prior to the distribution of the Escrow Fund, the Extension Payment, the Representative Reimbursement Fund, the amount to be paid pursuant to Section 2.12(d)(ii) (if any) or any Milestone Payment (or a payment in lieu thereof pursuant to Section 2.13(i)(1)), the Stockholders’ Representative shall deliver to Parent and the Paying Agent an updated Payment Schedule setting forth the payments to be made in respect of any such distribution as determined in accordance with this Agreement, including the amount of any Employment Taxes in respect thereof, which amount shall be calculated by Parent or the Surviving Corporation and provided to the Stockholders’ Representative for inclusion on the Payment Schedule.

6.11   Audit and Preparation of Company Financial Statements. The Company shall, at the written request of Parent made any time prior to the Closing Date, reasonably cooperate with Parent in the preparation of financial statements (including a balance sheet with accompanying detail support and the related income statement, statements of shareholders’ equity and statements of cash flow, in each case, to the extent requested by Parent) for the Company for the periods requested by Parent and reasonably satisfactory to Parent, prepared in accordance with GAAP. Such financial statements shall present fairly in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and consolidated cash flows of the Company for the periods covered thereby, as applicable.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1    Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)      Company Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the Company Stockholders in accordance with applicable Legal Requirements and the Company Charter Documents.

(b)      No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which (i) is in effect and (ii) has the effect of making the Merger illegal.

(c)      Charter Amendment. The Charter Amendment in a form reasonably acceptable to Parent and its counsel shall have been approved and adopted by the requisite vote of the Company Stockholders in accordance with applicable Legal Requirements and the Company Charter Documents.

7.2    Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)      Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the ability of Parent to consummate the transactions contemplated hereby at the Closing Date. The Company shall have received a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized signatory of Parent and a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b)    Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized signatory of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

7.3      Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)      Representations and Warranties. The Fundamental Representations shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date). All other representations and warranties of the Company and Newco contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate, as does not result in a Material Adverse Effect on the Company at the Closing Date.

(b)      Agreements and Covenants. Each of the Company and Newco shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate, dated as of the Closing Date, to such effect signed on behalf of the Company and Newco by an authorized officer of the Company and Newco.

(c)      Material Adverse Effect on the Company. No Material Adverse Effect on the Company or Newco shall have occurred since the date of this Agreement and be continuing.

(d)      Notice of Appraisal Rights; Stockholder Approval. Parent shall have received from the Company reasonable evidence that all notices to stockholders of the Company in connection with appraisal rights under §262 of the DGCL and/or §§1300 et seq. of the California Corporations Code that are required to or may be made at or prior to the Effective Time have been made. This Agreement, the Merger and the other transactions contemplated hereby shall have been duly approved by the Required Company Stockholder Approval, and no less than 95% of the Company Capital Stock outstanding and eligible to vote on the adoption of this Agreement and the approval of the Merger (determined on an as converted to Company Common Stock basis) shall have adopted this Agreement and approved the Merger or shall have waived or be ineligible for appraisal rights pursuant to §262 of the DGCL or dissenters rights pursuant to §§1300 et seq. of the California Corporations Code, if applicable.

(e)      Consents. All consents and notices set forth in Schedule 7.3(e) have been obtained or given by the Company.

(f)      Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)      the Paying Agent and Escrow Agreement, executed by the Escrow Agent and the Stockholders’ Representative;

(ii)      the non-compete agreements executed by each Key Employee and delivered to and for the benefit of Parent shall continue to be in full force and effect;

(iii)      written resignations of all officers and directors of the Company, effective as of the Effective Time;

(iv)      a certificate signed by the Chief Executive Officer of the Company, dated as of the Closing Date, affirming that the conditions set forth in Sections 7.3(a), (b) and (c) have been duly satisfied;

(v)      a certificate signed by the Chief Financial Officer of the Company certifying the accuracy in all respects of the Payment Schedule;

(vi)      a certificate, dated as of the Closing Date, signed by the Secretary of the Company (A) attaching true and correct copies of the certificate of incorporation and bylaws, and any amendments thereto, of the Company, (B) certifying that attached thereto are true and correct copies of actions by written consent or resolutions duly approved by the board of directors and stockholders of the Company which authorize and approve the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, including the Merger, and (C) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement; and

(vii)      a payoff letter in a form reasonably acceptable to Parent executed by each holder of the Company’s Indebtedness and each Person to whom Transaction Expenses of the Company or Change in Control Payments or Carve Out Plan Payments are owed on or promptly following the Closing.

(g)      Option Bonus Payments. Evidence that: (i) all of the Option Bonus Payments have been made to each of the Option Bonus Recipients no later than two (2) business days prior to the latest permitted date established by the Company for electing to exercise Company Options upon or prior to the Effective Time, and (ii) the Option Bonus Recipients were provided a notice regarding the Option Bonus Payments no later than the date the Option Bonus Payments were made in a form acceptable to Parent.

(h)      Product Liability Insurance. The Company shall have delivered to Parent, evidence of the Company’s acquisition, at Parent’s expense, of product liability tail insurance coverage from Chubb Insurance: (i) with an aggregate product liability coverage limit of not less than $[…***…] and a deductible of no more than $[…***…], (ii) with a coverage term of not less than the three (3) year period subsequent to the Closing Date, (iii) listing Parent on the policy as an additional insured, and (iv) requiring not less than 30 days advance notice to Parent prior to cancellation by the carrier.

(i)      280G Matters.

(i)      The Company shall have obtained executed and effective Code Section 280G “waivers” in a form reasonably acceptable to Parent from each of the individuals identified in Schedule 7.3(i) (the “280G Waivers”).

(ii)      Promptly following the delivery by the Company to Parent of each of the executed 280G Waivers described in Section 7.3(i)(i), the Company shall have submitted to the Company Stockholders for approval, in a manner that complies with the stockholder approval requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder and is satisfactory to Parent, any payments and/or benefits that separately or in the aggregate, could be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code

***Confidential Treatment Requested

and the regulations promulgated thereunder), such that upon obtaining such approval of the Company’s Stockholders such payments and benefits would not be deemed to be “parachute payments” under Section 280G of the Code. In addition, the Company shall have delivered to Parent evidence reasonably satisfactory to Parent that either (i) a Company Stockholder vote was solicited in conformance with the requirements Section 280G(b)(5)(B) and the regulations promulgated thereunder, and the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “280G Approval”) or (ii) the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided pursuant to the 280G Waivers.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

8.1      Survival of Representations and Warranties, Etc.

(a)      All representations and warranties of the Company and Newco contained in this Agreement shall survive the consummation of the Merger and continue until their expiration at 5:00 p.m. (California time) on the Escrow Termination Date, except that (x) the IP Representations shall continue in full force and effect until 5:00 p.m. (California time) on the date of the twelve (12) month anniversary of the First Commercial Sale of the first Company Product sold by or on behalf of Parent and (y) the Fundamental Representations shall continue in full force and effect indefinitely; provided, however, that if, at any time on or prior to the Escrow Termination Date, any Indemnified Party delivers to the Stockholders’ Representative a Claim Certificate alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company or Newco (and setting forth in reasonable detail the basis for such Indemnified Party’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 8.3 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the Escrow Termination Date until such time as such claim is fully and finally resolved and for the sole purpose of remaining in effect in order to permit such claim to be fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall expire at the Closing. All of the covenants, agreements and obligations of the parties contained in this Agreement shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

(b)      The representations, warranties, covenants and obligations of the Company and Newco, and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any Indemnified Party or any of its representatives. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Losses pursuant to this Article VIII, or other remedy based on such representations, warranties, covenants, and obligations.

8.2      Escrow and Representative Reimbursement Amount Deposit.

(a)      Promptly following the Closing, and without any act of any Company Securityholder, Parent shall deposit the Escrow Amount with the Escrow Agent. The parties hereto agree that Parent is the owner of any cash in the Escrow Fund, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement or the Paying Agent and Escrow Agreement shall be the property of Parent and treated for tax purposes as earned by Parent.

(b)      Promptly following the Closing, and without any act of any Company Securityholder, Parent shall deposit the Representative Reimbursement Amount with the Escrow Agent, to be held by the Escrow Agent and released on the instructions of the Stockholders’ Representative for the payment of expenses incurred by the Stockholders’ Representative in performing its duties pursuant to this Agreement. Any of the Representative Reimbursement Amount originally deposited with the Escrow Agent at the Closing that has not been used by the Stockholders’ Representative pursuant to the terms of this Agreement on or prior to the end of the period in which the Indemnified Parties may make claims for indemnification pursuant to Section 8.3(a) or, if later, the date on which all indemnification claims of the Indemnified Parties outstanding at the end of such period have been discharged in full and all matters related to the Milestone Consideration and/or Extension Consideration have been fully resolved, shall be released by the Escrow Agent for further distribution to the Company Securityholders and Carve Out Participants in accordance with the Payment Schedule (as updated by the Stockholders’ Representative pursuant to Section 6.10). Notwithstanding the delivery of the Representative Reimbursement Amount to the Escrow Agent, such amount shall not be deemed part of the Escrow Fund and shall not be available to satisfy any indemnification or other obligations to Parent hereunder. Neither Parent nor any of its Affiliates shall have any liability or obligation with respect to the use of the Representative Reimbursement Amount by the Stockholders’ Representative. At each time that amounts are to be released to the Company Securityholders from the Representative Reimbursement Fund, the amounts due and distributable to the recipients of any Carve Out Payments shall be delivered by the Paying Agent to a designated Company payroll account (or otherwise as instructed by the Company) for further distribution to the Carve Out Participants, and the Company shall be entitled to effect any Tax withholdings required by law in respect of such amounts. Prior to the calculation of the distribution of any amounts so released, Employment Taxes thereon (calculated on an iterative basis) shall reduce the amount so distributed to the Company Securityholders and recipients of any Carve Out Payments, and such Employment Taxes shall be deposited in an account designated by the Company.

8.3       Indemnification by Company Securityholders.

(a)      From and after the Closing Date (but subject to Section 8.1), each Indemnified Party shall be held harmless and shall be indemnified from and against, and shall be compensated, reimbursed and paid for, any Losses suffered or incurred by each such Indemnified Party resulting from, or directly or indirectly related to, (i) any breach of any representation or warranty of the Company or Newco contained in this Agreement or any certificate delivered by the Company or Newco pursuant to this Agreement; (ii) any failure by the Company or Newco to perform or comply with any covenant of the Company or Newco contained in this Agreement prior to the Closing Date; (iii) any demands by holders of Company Capital Stock under the DGCL and/or the California Corporations Code, as applicable, but only for fees and costs incurred in connection with appraisal and/or dissenters’ rights proceedings and the extent, if any, to which the consideration paid to the holders of Dissenting Shares exceeds the Merger Consideration that otherwise would have been payable with respect to such Dissenting Shares pursuant to this Agreement; (iv) any inaccuracy in the Payment Schedule (as updated by the Stockholders’ Representative pursuant to Section 6.10), including the Company’s Transaction Expenses, Indebtedness, Change in Control Payments or the Company Net Working Capital, in any case that was not considered in the calculation of the Closing Merger Consideration (as adjusted pursuant to Section 2.12) or offset from any Milestone Payment made pursuant to Section 2.13(a)(ii); (v) all Pre-Closing Taxes of the Company, that were not considered in the calculation of the Closing Merger Consideration (as adjusted pursuant to Section 2.12) or offset from any Milestone Payment made pursuant to Section 2.13(a)(ii); and (vi) all actions or omissions of Newco in connection with the performance of its obligations under Section 2.13(h)(ii).

(b)      Notwithstanding anything to the contrary contained herein, no Indemnified Party shall be entitled to make a claim for indemnification pursuant to clause (i) of Section 8.3(a) (that does not involve fraud or intentional misrepresentation) unless and until the Indemnified Parties have suffered or incurred Losses in excess of $200,000 in the aggregate (the “Threshold Amount”), after which the Indemnified Party may make claims for indemnification for all Losses (including the Threshold Amount); provided, however, that the Threshold Amount shall not apply with respect to any Losses resulting from, or directly or indirectly related to, the IP Representations or the Fundamental Representations (and for the sake of clarity, any claim under clauses (ii), (iii), (iv), (v), and/or (vi) of Section 8.3(a)), for which matters the Indemnified

Party shall be entitled to indemnification for all Losses, subject to the applicable limitations contained in this Article VIII.

  (c)        Notwithstanding anything to the contrary contained herein: (i) no claim may be made for any Loss related to or arising from (A) the amount, value or condition of any Tax asset or attribute (including, but not limited to, net operating loss carryforward or tax credit carryforward) of the Company or its Subsidiaries or (b) the ability of Parent, the Surviving Corporation or their Affiliates to utilize such Tax asset or attribute following the Effective Time; (ii) no Losses shall be recoverable hereunder that constitute punitive, consequential, incidental, indirect or special damages or lost profits (unless such were awarded to a third party pursuant to a Third Party Claim for which the Indemnified Party is entitled to indemnification hereunder); (iii) the amount of any Loss subject to recovery under this Article VIII shall be calculated net of any amounts specifically accrued or reserved for in the Final Closing Balance Sheet; and (iv) materiality standards or qualifications in any representation or warranty shall only be taken into account in determining whether a breach of such representation or warranty exists, and shall not be taken into account in determining the amount of any Losses with respect to such breach.

  (d)        All claims for recovery for any Loss shall be made pursuant to and in accordance with, and be governed by the terms of, this Agreement and, as applicable, the Paying Agent and Escrow Agreement.

8.4      Exclusive Remedy.  Subject to the adjustment procedures set forth in Section 2.12, recovery from the Escrow Fund and setoff against any Milestone Payment pursuant to Section 2.13 or Section 8.11 shall be the sole and exclusive remedy of the Indemnified Parties for any Losses incurred by any Indemnified Party; provided, however, that nothing contained in this Agreement shall be deemed to limit any party’s right to seek monetary recovery outside of the indemnification provided for under this Article VIII in the case of fraud or intentional misrepresentation; and provided further, that, for the avoidance of doubt, nothing contained in this Agreement shall be deemed to limit any party’s right to seek an injunction or specific performance with respect to breaches of covenants and agreements of Parent, the Company, Newco or the Stockholders’ Representative under this Agreement. Except as set forth in the immediately preceding sentence, no Company Securityholder shall be liable to Parent, the Surviving Corporation or any Indemnified Party for any damages or other remedies arising out of, in connection with or related to this Agreement or the transactions contemplated hereby or any representation, warranty, covenant or agreement contained herein. Except with respect to breaches of the IP Representations and the Fundamental Representations or in the case of fraud or intentional misrepresentation, in no event shall an Indemnified Party be entitled to recover Losses in excess of the sum of (x) $3,600,000, plus (y) ten percent (10%) of the Transaction Expenses paid by Parent at the Closing (not to exceed $310,000), with respect to any claim made pursuant to Section 8.3(a)(i). Except in the case of fraud or intentional misrepresentation, in no event shall an Indemnified Party be entitled to recover Losses in excess of the sum of (x) $36,000,000, and (y) the amount of Transaction Expenses paid by Parent at the Closing (not to exceed $3,100,000), and (z) if the Milestone Payment has then been paid pursuant to Section 2.13(a)(i), $3,000,000, with respect to any claim made for a breach of a Fundamental Representation pursuant to Section 8.3(a)(i) or a Claim made pursuant to Section 8.3(a)(ii)-(vi). Notwithstanding anything to the contrary set forth herein, in no event shall any Merger Consideration received by any Company Securityholder be subject to any clawback pursuant to this Article VIII, except in the case of fraud or intentional misrepresentation by such Company Securityholder.

8.5      Distribution of Escrow Fund.  Upon the Escrow Termination Date, the Escrow Fund (the “Escrow Release Amount”) shall promptly be delivered to the Paying Agent for further distribution to the Company Securityholders and Carve Out Participants, as applicable, in accordance with the Payment Schedule, as updated pursuant to Section 6.10; provided, however, that if, at any time on or prior to the Escrow Termination Date, any Indemnified Party delivers to the Stockholders’ Representative and the Escrow Agent a Claim Certificate asserting a claim for recovery under Section 8.3, then the Escrow Fund shall not terminate with respect to the amount or reasonably anticipated amount of Losses set forth in such Claim Certificate and which shall be subject to subsequent resolution of the claim in the manner provided in this Agreement and the Paying Agent and Escrow Agreement. As soon as all such claims have been resolved, the Escrow Agent shall cause the distribution of the remaining portion of the Escrow Release Amount to the Company Securityholders and Carve Out Participants in accordance with the Payment Schedule, as updated pursuant to Section 6.10. Notwithstanding anything to the contrary herein, Parent may, at any time prior to the Escrow Agent’s delivery of the Escrow Release Amount to the Paying Agent, provide written notice to the Escrow Agent, with a copy to the Stockholders’ Representative, instructing the Escrow Agent to deliver to Parent an amount equal to the 382 Fees (providing such amount does not exceed $[…***…]), and the Escrow Agent shall, within two (2) Business Days of delivery of such notice, pay such amount by wire transfer to Parent in accordance with instructions provided by Parent to the Escrow Agent. At each time that amounts are to be released to the Company Securityholders from the Escrow Fund, the amounts due and distributable to the recipients of any Carve Out Payments shall be delivered by the Paying Agent to a designated Company payroll account (or otherwise as instructed by the Company) for further distribution to the Carve Out Participants, and the Company shall be entitled to effect any Tax withholdings required by law in respect of such amounts. Prior to the calculation of the distribution of any amounts so released, Employment Taxes thereon (calculated on an iterative basis) shall reduce the amount so distributed to the Company Securityholders and recipients of any Carve Out Payments, and such Employment Taxes shall be deposited in an account designated by the Company.

8.6      Stockholders’ Representative.

***Confidential Treatment Requested

  (a)      By virtue of the approval and adoption of this Agreement by the requisite consent of the Company Securityholders, including by virtue of the execution and delivery of a Letter of Transmittal, each of the Company Securityholders (other than those Company Stockholders, if any, who have perfected dissenters’ or appraisal rights under Delaware or the applicable laws of the State of California) shall be deemed to have agreed to appoint Shareholder Representative Services LLC as its agent and attorney-in-fact (the “Stockholders’ Representative”) for and on behalf of the Company Securityholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Company Stockholder or holder of Company Warrants or by any such Company Stockholder or holder of Company Warrants against any Indemnified Party or any dispute between any Indemnified Party and any such Company Stockholder or holder of Company Warrants, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or the Paying Agent and Escrow Agreement. Such agency may be changed by the Company Stockholders holding a majority-in-interest of the Company Capital Stock (on an as converted to Company Common Stock basis) immediately prior to the Effective Time. Notwithstanding the foregoing, the Stockholders’ Representative may resign at any time by providing written notice of intent to resign to the Company Securityholders, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall not receive any compensation for its services other than pursuant to the terms of that certain Engagement Agreement to be entered into by and among Shareholder Representative Services LLC, the Company and certain of the Company Securityholders.

  (b)      The Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith, even if such act or omission constitutes negligence on the part of such Stockholders’ Representative. The Stockholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Stockholders’ Representative may engage attorneys, accountants and other professionals and experts. The Stockholders’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Stockholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith. The Company Securityholders shall indemnify the Stockholders’ Representative and hold the Stockholders’ Representative harmless against any loss, liability, damage, claim, penalty, fine, forfeiture, action, fee, cost or expense incurred on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of the Stockholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders’ Representative and experts and their staffs and all expense of document location, duplication and shipment (collectively, the “Stockholders’ Representative Expenses”), in each case as such Stockholders’ Representative Expense is suffered or incurred; provided, that in the event that any such Stockholders’ Representative Expense is finally adjudicated to have been primarily caused by the gross negligence, willful misconduct or bad faith of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Company Securityholders the amount of such indemnified Stockholders’ Representative Expense attributable to such gross negligence, willful misconduct or bad faith; and provided, further, that for the avoidance of doubt, the Stockholders’ Representative’s failure to respond to a Claim Certificate within the applicable 30-calendar day response period will presumptively constitute “gross negligence” for the purposes of this Section 8.6(b). If not paid directly to the Stockholders’ Representative by the Company Securityholders, the Stockholders’ Representative shall have the right to recover Stockholders’ Representative Expenses from (i) the Representative Reimbursement Amount, (ii) the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Securityholders, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholders’ Representative Expenses actually incurred, and (iii) any Milestone Consideration and/or Extension Consideration at such time as any such amounts would otherwise be distributable to the Company Securityholders; provided, that while this Section 8.6(b) allows the Stockholders’ Representative to be paid from the Representative Reimbursement Fund, the Escrow Fund and the Milestone Consideration and/or Extension Consideration, this does not relieve the Company Securityholders from their obligation to promptly pay such Stockholders’ Representative Expenses as they are suffered or incurred, nor does it prevent the Stockholders’ Representative from seeking any remedies available to it at law or otherwise. The Company Securityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholders’ Representative or the termination of this Agreement. A decision, act, consent or instruction of the Stockholders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to Sections 9.4 or 9.5 hereof, shall constitute a decision of the Company Securityholders and shall be final, binding and conclusive upon the Company Securityholders.

8.7      Claims.

  (a)      Subject to the procedures set forth in Section 2.12 and the survival limitations set forth in Section 8.1, an Indemnified Party may deliver to the Stockholders’ Representative a certificate signed by the Indemnified Person (a “Claim Certificate”): (i) stating that the Indemnified Party has a claim for Losses; (ii) stating the amount of such Losses (which, in the case of Losses not yet incurred, paid, reserved or accrued, may be the amount reasonably anticipated by the Indemnified Party to be incurred, paid reserved or accrued); and (iii) specifying in reasonable detail (based upon the information then possessed by the Indemnified Party) the individual items of such Losses included in the amount so stated and the nature of the claim to which such Losses are related. If the Escrow Fund is available for indemnification, at the time of delivery of any Claim Certificate to the Stockholders’ Representative, a duplicate copy of such Claim Certificate shall be delivered to the Escrow Agent and for a period of thirty (30) calendar days after such delivery to the Stockholders’ Representative of such Claim Certificate, the Escrow Agent shall make no payment pursuant to this Section 8.7 unless the Escrow Agent shall have received written authorization from the Stockholders’ Representative to make such delivery.

  (b)      If the Stockholders’ Representative does not contest, by written notice to the Indemnified Party and, if the Escrow Fund is available for indemnification, the Escrow Agent, any claim or claims by the Indemnified Person made in any Claim Certificate within the 30-calendar day period provided in Section 8.7 then (i) if the Escrow Fund is available for indemnification, the Escrow Agent shall distribute cash from the Escrow Fund in an amount equal to the amount of any Losses corresponding to such claim or claims as set forth in such Claim Certificate and (ii) if the Escrow Fund is not available for indemnification, then, subject to Section 8.4, Parent may setoff such Losses against any Milestone Payment pursuant to Section 8.11.

  (c)      If the Stockholders’ Representative objects in writing to any claim or claims by the Indemnified Party made in any Claim Certificate within such 30-calendar day period, the Indemnified Party and the Stockholders’ Representative shall attempt in good faith for forty-five (45) calendar days after the Indemnified Party’s receipt of such written objection to resolve such objection. If the Indemnified Party and the Stockholders’ Representative shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if the Escrow Fund is available for indemnification, delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute cash from the Escrow Fund in accordance with the terms of such memorandum.

  (d)      If no such agreement can be reached during the 45-calendar day period for good faith negotiation, but in any event upon the expiration of such 45-calendar day period,

either the Indemnified Party or the Stockholders’ Representative may seek to resolve the matter through litigation brought in accordance with Section 10.8.

8.8      Third-Party Claims.

(a)      In the event that an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) that the Indemnified Party reasonably believes may result in indemnification pursuant to this Article VIII, Parent shall promptly notify the Stockholders’ Representative of such claim; provided, however, no delay or failure on the part of an Indemnified Party in delivering a notice of a Third Party Claim shall relieve the Company Securityholders from any indemnification liability hereunder except to the extent such failure materially prejudices the defense of such Third Party Claim. If the contents and delivery of a notice of a Third Party Claim Notice satisfy the content and delivery requirements of a Claim Certificate pursuant to Section 8.7, then such notice shall also be deemed to be a Claim Certificate. The Indemnified Party shall, at its election, undertake and conduct the defense of such Third Party Claim with counsel of its own choosing (and reasonably acceptable to the Stockholders’ Representative); provided, however, that the Stockholders’ Representative will be entitled to employ separate counsel and participate in, at the Company Securityholders’ expense, but not control, the defense of such Third Party Claim; provided, further, that except with the prior written consent of the Stockholders’ Representative, no settlement of any such Third Party Claim with third party claimants may be effected by the Indemnified Party without the written consent of the Stockholders’ Representative, such consent not to be unreasonably, withheld, conditioned or delayed. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Party Claim without the Stockholders’ Representative’s consent if (x) the judgment or proposed settlement involves only the payment of money damages by the Indemnified Party, (y) does not impose an injunction or other equitable relief upon the Securityholders, and (z) includes, as an unconditional term thereof, the giving by the claimant or plaintiff to the Securityholders of a release (in form and substance reasonably satisfactory to the Stockholders’ Representative) from all liability in respect of such Third Party Claim.

(b)      If the Indemnified Party does not so elect to undertake and conduct the defense of such Third Party Claim, the Stockholders’ Representative may elect to undertake and conduct the defense of such claim with counsel of its own choosing (and reasonably acceptable to the Indemnified Party); provided, however, that the Indemnified Party will be entitled to employ separate counsel and participate, at its expense, but not control, the defense of such Third Party Claim; provided, further, that except with the prior written consent of the Indemnified Party, no settlement of any such Third Party Claim with third party claimants may be effected by the Stockholders’ Representative without the written consent of the Indemnified Party, such consent not to be unreasonably, withheld, conditioned or delayed. Notwithstanding the foregoing, the Stockholders’ Representative shall have the right to pay, settle or compromise any such Third Party Claim without the Indemnified Party’s consent if (x) the judgment or proposed settlement involves only the payment of money damages by the Securityholders, (y) does not impose an injunction or other equitable relief upon the Indemnified Party, and (z) includes, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release (in form and substance reasonably satisfactory to the Indemnified Party) from all liability in respect of such Third Party Claim.

(c)      Parent and the Stockholders’ Representative shall render to each other such assistance as may be reasonably requested by the other in order to ensure the proper and adequate defense of any Third Party Claim, including furnishing records, information and testimony and attending conferences, discovery proceedings, hearings, trials and appeals in connection therewith.

8.9        No Other Representations and Warranties.  Each of the Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its businesses and operations, and Parent and Merger Sub have been furnished with or given full access to such information about the Company and its businesses and operations as they requested. In connection with Parent’s and Merger Sub’s investigation of the Company and its businesses and operations, Parent, Merger Sub and their respective representatives have received from the Company or its representatives certain projections and other forecasts for the Company and certain estimates, plans and budget information. Parent and Merger Sub acknowledge and agree that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (ii) Parent and Merger Sub are familiar with such uncertainties; and (iii) Parent and Merger Sub are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives.

8.10      Tax Consequences of Indemnification Payments.  Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the purchase price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

8.11      Setoff.  Subject to the limitations in this Article VIII and Section 2.12(d), Parent shall have the right to setoff from any Milestone Payment any Losses claimed by any Indemnified Party and deemed to be agreed to by the Stockholders’ Representative pursuant to Section 8.7(b), actually agreed to in a memorandum pursuant to Section 8.7(c) or determined to be owed by the Company Securityholders pursuant to Section 8.7(d) and any Final Adjustment. In addition, subject to the limitations in this Article VIII and Section 2.12(d), Parent may holdback from the Milestone Payment any amount, as in the reasonable judgment of Parent, that may be necessary to satisfy any unresolved or unsatisfied claims by an Indemnified Party for Losses specified in any Claim Certificate delivered to the Stockholders’ Representative or any Final Adjustment. Parent may setoff any amounts owed to an Indemnified Party against the amount of Losses finally determined pursuant to Section 8.7 or any Final Adjustment, and shall remit the remaining portion (if any) of the Milestone Payment to the Paying Agent for distribution in accordance with the Payment Schedule, as updated pursuant to Section 6.10.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1      Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by duly authorized action by the terminating party, whether before or after the requisite approvals of the stockholders of the Company:

(a)        by Parent, if the Stockholder Approval is not obtained by the Company within twenty-four (24) hours following the time of execution and delivery of this Agreement by the parties hereto;

(b)        by duly authorized mutual written consent of the Boards of Directors of Parent and the Company;

(c)        by either the Company or Parent if the Merger shall not have been consummated by December 31, 2012; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act (including the failure to act in compliance with Section 6.5) has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d)        by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(e)        by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that the Company may not terminate this Agreement under this Section 9.1(e) prior to thirty (30) days following the receipt of written notice by Parent from the Company of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) if the Company is in material breach of this Agreement or if such breach by Parent is cured so that such conditions would then be satisfied); or

(f)        by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Newco set forth in this Agreement, or if any representation or warranty of the Company or Newco shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that Parent may not terminate this Agreement under this Section 9.1(f) prior to the thirty (30) days following the receipt of written notice by the Company from Parent of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(f) if Parent is in material breach of this Agreement or if such breach by the Company or Newco is cured so that such conditions would then be satisfied).

9.2        Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 6.3(a), Section 9.2, Section 9.3 and Article X, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party to this Agreement from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.3        Fees and Expenses. Except as otherwise set forth in this Agreement, all Transaction Expenses shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however that if the Closing occurs, then Parent shall pay up to $3,100,000 of the Transaction Expenses of the Company.

9.4        Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action duly authorized by the parties, at any time before or after approval and adoption of this Agreement by the stockholders of the Company, provided that after approval and adoption of this Agreement by the stockholders of the Company, no amendment shall be made which requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

9.5     Extension; Waiver. At any time prior to the Effective Time either party hereto, by action duly authorized by such party, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

10.1     Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

    (a)        if to Parent or Merger Sub, to:

Volcano Corporation

3661 Valley Center Drive, Suite 200

San Diego, California 92130

Attention: Darin Lippoldt, Senior Vice President, General Counsel and

Chief Compliance Officer

Telephone No.: (800) 228-4728

Telecopy No.: (858) 720-0325

            with a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

Attention: Matthew T. Browne

Telephone No.: (858) 550-6045

Telecopy No.: (858) 550-6420

    (b)        if to the Company, to:

Crux Biomedical, Inc.

1455 Adams Court, #1170

Menlo Park, CA 94025

Attention: Mel Schatz, President and Chief Executive Officer

Telephone No.: (650) 321-9903

            with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: J. Casey McGlynn and Scott K. Murano

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

    (c)        if to the Stockholders’ Representative, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@shareholderrep.com

Telephone No.: (303) 623-0294

Telecopy No.: (303) 648-4085

            with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: J. Casey McGlynn and Scott K. Murano

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

(d)        if to DPD Newco, LLC, to:

            423 Matheson Street

            Healdsburg, CA 95448

            Attn: Mel Schatz

            Telephone No.: (408) 242-6273

            with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: J. Casey McGlynn and Scott K. Murano

Telephone No.: (650) 493-9300

10.2        Interpretation; Knowledge.

              (a)         When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. For purposes of this Agreement; (i) the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (ix) references to a law or Legal Requirement include any amendment or modification to such law or Legal Requirement and any rules or regulations issued thereunder, if such amendment or modification, or such rule or regulation is effective, on or before the date on which the compliance with such law or Legal Requirement is at issue. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. An exception or disclosure made in Company Disclosure Letter with regard to a representation of the Company shall be deemed made with respect to any other representation by such party to which the applicability or relevance of such exception or disclosure is reasonably apparent.

(b)      For purposes of this Agreement, the term “Knowledge” means with respect to the Company, with respect to any matter in question, the actual knowledge of the officers (or individuals holding a similar position in the Company, including, without limitation, the acting Chief Financial Officer, Randy Lindholm and Eric Johnson) and directors of the Company or the knowledge that such officers (or individuals holding a similar position in the Company, including, without limitation, the acting Chief Financial Officer, Randy Lindholm and Eric Johnson) or directors would reasonably be expected to have as a result of the performance of their duties.

(c)      For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance, development or effect that has occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that, individually or in the aggregate, and regardless of whether or not such effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or would reasonably be expected to have a material adverse effect on the business, operations or results of operations, properties, assets, liabilities, business, capitalization or financial condition of such entity taken as a whole with its Subsidiaries; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change or effect resulting from compliance with the terms and conditions of this Agreement; (ii) any change or effect resulting from changes in Legal Requirements or the interpretation thereof; (iii) any change or effect resulting from changes in GAAP or other applicable accounting standards or the interpretations thereof; (iv) any change or effect resulting from changes affecting any of the industries in which such entity or its Subsidiaries operates generally or the United States or worldwide economy generally, financial markets or political conditions (which changes in each case do not disproportionately affect such entity in any material respect); (v) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (vi) failure to meet internal forecasts or financial projections (it being understood that the underlying causes of, or factors contributing to, the failure to meet such objections may be taken into account in determining whether a Material Adverse Effect has occurred); or (vii) in the case of the Company only, any change or effect resulting from the announcement or pendency of the Merger, including loss of any employees, customers, suppliers, partners or distributors.

(d)      For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

10.3      Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.4        Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Paying Agent and Escrow Agreement and the certificates delivered by the Company in connection herewith (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended to confer upon any other Person any rights or remedies hereunder and no Person is or shall be deemed to be a third party beneficiary hereunder, except, following the Effective Time, such provisions that act for the benefit of (i) the Company Securityholders with respect to Sections 2.6(a)-(e) and 2.7, (ii) the Company Indemnified Parties with respect to Section 6.7 and (iii) the Indemnified Parties with respect to Article VIII.

10.5        Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6      Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court of the United States of America, sitting in Delaware) (“Federal Court”), this being in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

10.7      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.8      Consent to Jurisdiction. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, the Federal Court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, the Federal Court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, the Federal Court). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.9   Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10   Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except (i) that Parent may assign this Agreement and its rights, interests and obligations hereunder (or any portion thereof, as applicable), subject to the provisions set forth in Section 2.13 hereof, in connection with a Parent Change of Control, Carve-Out Transaction or DPD Transaction without the prior written approval of any other party (and, in connection with any such assignment of its obligations hereunder, the parties acknowledge and agree that Parent shall have no continuing obligation with respect to the obligations so assigned, provided Parent shall have satisfied any obligations under Section 2.13 related to such assignment), and (ii) except as set forth in Section 2.13(e). Any purported assignment in violation of this Section 10.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11   No Waiver.    No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

VOLCANO CORPORATION

By:	/s/ Scott Huennekens
Scott Huennekens
President and Chief Executive Officer

VOLCALYPSO, INC.

By:	/s/ John Dahldorf
John Dahldorf
Chief Executive Officer

CRUX BIOMEDICAL, INC.

By:	/s/ Mel Schatz
Mel Schatz
President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC

(solely in its capacity as the Stockholders’ Representative)

By: /s/ Mark B. Vogel

Name: Mark B. Vogel

Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

DPD NEWCO, LLC

(solely for purposes of Sections 2.13(h) and (i) and Section 3.21)

By: /s/ Mel Schatz

Name: Mel Schatz

Title: Managing Member